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Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

ADVANCED TELCOM GROUP, INC.

AND

ESCHELON TELECOM, INC.

October 13, 2004

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Construction	6
ARTICLE II PURCHASE AND SALE OF THE SHARES		6
2.1	Purchase and Sale	6
2.2	Consideration	6
2.3	Closing	7
2.4	Deliveries by the Seller	7
2.5	Deliveries by the Purchaser	7
2.6	Retained Assets	7
2.7	Retained Liabilities	7
2.8	Minimum Net Working Capital	7
ARTICLE III RELATED MATTERS		8
3.1	Use of Names	8
3.2	No Ongoing or Transition Services	8
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER		8
4.1	Organization and Qualification.	8
4.2	Authorization; Enforceability	8
4.3	Capital Stock	9
4.4	Ownership of the Shares	9
4.5	No Violation or Conflict	9
4.6	Financial Statements	9
4.7	Accounts Receivable	9
4.8	Contracts	9
4.9	Customers	9
4.10	Suppliers and Vendors	10
4.11	Real Property	10
4.12	Assets	10
4.13	Permits	10
4.14	Intellectual Property	10
4.15	Labor Matters	10
4.16	Employee Benefit Plans	10
4.17	No Other Agreements to Purchase	10
4.18	No Known Material Adverse Effect	10
4.19	Brokers	11
4.20	Tax Matters	11
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		11
5.1	Organization and Qualification	11
5.2	Authorization; Enforceability	11
5.3	No Violation or Conflict	11
5.4	Investigation	11
5.5	Brokers	12
ARTICLE VI COVENANTS		12
6.1	Performance	12
6.2	Regulatory and Other Authorizations; Notices and Consents; Etc	12
6.3	Conduct of ATI Business Prior to the Closing	12

6.4	Access	12
6.5	Notification	13
6.6	Exclusivity	13
6.7	Financing	13
6.8	Certain Tax Matters	13
ARTICLE VII EMPLOYEE MATTERS		17
7.1	Employment	17
7.2	WARN	18
7.3	Excluded Employees	19
7.4	Past Service	19
7.5	ATI Benefit Plan	19
ARTICLE VIII CONDITIONS PRECEDENT TO CLOSING; TERMINATION		19
8.1	Conditions Precedent to the Obligations of the Purchaser	19
8.2	Conditions Precedent to the Obligations of the Seller	20
8.3	Termination	21
ARTICLE IX INDEMNIFICATION		22
9.1	Survival	22
9.2	Indemnification	22
9.3	Procedures	22
9.4	Calculation of Damages	23
9.5	Assignment of Claims	24
9.6	Fraud; Intentional Misrepresentation	24
9.7	Sole Remedy	24
ARTICLE X MISCELLANEOUS		24
10.1	Notices	24
10.2	Entire Agreement	25
10.3	Binding Effect	25
10.4	Assignment	25
10.5	Modifications and Amendments	25
10.6	Waivers and Consents	26
10.7	No Third Party Beneficiary	26
10.8	Severability	26
10.9	Publicity	26
10.10	Governing Law; Jurisdiction	26
10.11	Force Majeure	27
10.12	Execution by Facsimile; Counterparts	27
10.13	Headings and Captions	27
10.14	Expenses	27
10.15	Interpretation	27
10.16	Further Assurances	27

EXHIBITS AND SCHEDULES

Exhibit A	GECC Guaranty
Schedule 2.6(b)	Retained Assets
Schedule 2.7	Retained Liabilities
Schedule 4.6	Financial Statements
Schedule 4.11(a)	Leased Real Property
Schedule 4.13	Permits
Schedule 4.14	Intellectual Property
Schedule 4.15	Labor Matters
Schedule 4.16	Employee Benefit Plans
Schedule 7.1(f)	Accrual of Vacation, Sick Time and Floating Holidays
Schedule 8.1(b)	The Seller's Consents and Approvals
Schedule 8.1(f)	EBITDA
Schedule 8.2(b)	The Purchaser's Consents and Approvals

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of October 13, 2004 by and between Advanced TelCom Group, Inc., a Delaware corporation (the "Seller"), and Eschelon Telecom, Inc., a Delaware corporation (the "Purchaser").

        WHEREAS, the Seller owns all of the issued and outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Advanced TelCom, Inc., a Delaware corporation, ("ATI");

        WHEREAS, ATI owns all of the issued and outstanding shares of common stock, par value $0.001 per share (the "SCS Shares"), of Shared Communications Systems, Inc., an Oregon corporation ("SCS" and, together with ATI, the "Companies");

        WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Shares on the terms and conditions set forth in this Agreement;

        WHEREAS, the Purchaser has delivered to the Seller an earnest money payment in the amount of $1.5 million (the "Earnest Money");

        WHEREAS, simultaneously herewith, GE Business Productivity Solutions, Inc., a Georgia corporation ("GEBPS"), and the Purchaser have entered into an asset purchase agreement (the "Asset Purchase Agreement") pursuant to which the Purchaser will acquire substantially all of the assets of GEBPS; and

        WHEREAS, NTFC Capital Corporation, a Delaware corporation ("NTFC") owns 6,780,541 shares of the Purchaser's Series A Preferred Stock, par value $0.01 per share (the "Eschelon Preferred Shares"); and

        WHEREAS, simultaneously herewith, NTFC and the Purchaser have entered into a redemption agreement (the "Eschelon Preferred Shares Redemption Agreement"), pursuant to which the Purchaser will purchase the Eschelon Preferred Shares from GECC (or one or more of its Affiliates).

        NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        1.1    Definitions.    In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

        "2003 Audit" has the meaning set forth in Section 8.1(f).

        "2003 Financial Statements" has the meaning set forth in Section 4.6.

        "2004 Interim Financial Statements" has the meaning set forth in Section 4.6.

        "2004 Review" has the meaning set forth in Section 8.1(f).

        "Accounts Receivable" means all of the Companies' accounts and notes receivable from any Person.

        "Affiliate" means, with respect to a specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person: (a) any other Person which beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities of such Person, (b) any other Person of which the specified Person beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities, or (c) any director, officer or employee of such Person.

        "Agreement" has the meaning set forth in the Preamble.

        "Asset Purchase Agreement" has the meaning set forth in the recitals to this Agreement.

        "Assets" has the meaning set forth in Section 4.12(a).

        "ATI" has the meaning set forth in the recitals to this Agreement.

        "ATI Contracts" means all material Customer Contracts, Real Property Leases and Supplier Contracts.

        "ATI Employees" has the meaning set forth in Section 7.1.

        "Business" means the business of providing telecommunications products and services to small and mid-sized business customers primarily in California, Nevada, Oregon and Washington.

        "Business Day" means any day other than Saturday, Sunday or any other day on which banks are required or authorized to be closed in the city of New York, New York.

        "Cash" means all cash and cash equivalents (including marketable securities and short-term investments) on hand or in banks or other depositories.

        "Claim" has the meaning set forth in Section 9.3(a).

        "Closing" has the meaning set forth in Section 2.3.

        "Closing Date" has the meaning set forth in Section 2.3.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Companies" has the meaning set forth in the recitals to this Agreement.

        "Confidentiality Agreement" means the confidentiality agreement, dated as of August 6, 2004, by and between the Purchaser and GE Vendor Financial Services, an Affiliate of the Seller.

        "Contract" means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

        "Court" means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

        "Customer Contracts" means all written sales orders, master services agreements, customer contracts or other similar Contracts entered into by either Company with all customers of the Companies used solely in the operation of the Business.

        "Damages" has the meaning set forth in Section 9.2(a).

        "Database" means all data and other information recorded, stored, transmitted and retrieved in electronic form.

        "Earnest Money" has the meaning set forth in the recitals of this Agreement.

        "EBITDA" means, during the measuring period, consolidated net income (including gain from extraordinary items) of the Companies less (1) interest income and (2) gain on sale of assets, plus (1) provision for income taxes recorded during such measuring period or allocated or allocable to the Companies with respect to such measuring period, (2) interest expense, (3) depreciation and (4) amortization, in each case as determined in accordance with the past practice and procedures of GECC.

        "Employee Plans" has the meaning set forth in Section 4.16.

        "Eschelon Preferred Shares" has the meaning set forth in the recitals of this Agreement.

        "Eschelon Preferred Shares Redemption Agreement" has the meaning set forth in the recitals of this Agreement.

        "Excluded Employees" has the meaning set forth in Section 7.3.

        "Financial Statements" has the meaning set forth in Section 4.6.

        "GE" means General Electric Company, a New York corporation.

        "GEBPS" has the meaning set forth in the recitals of this Agreement.

        "GECC" means General Electric Capital Corporation, a Delaware corporation.

        "GECC Guaranty" means the Guaranty of GECC, substantially in the form attached hereto as Exhibit A.

        "Governmental Authority" means any governmental or legislative agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

        "Indemnification Statement" has the meaning set forth in Section 6.8(d).

        "Indemnified Party" has the meaning set forth in Section 9.3(a).

        "Indemnifying Party" has the meaning set forth in Section 9.3(a).

        "Intellectual Property" means, in each case used solely in the operation of the Business, all: (a) Patents; (b) trademarks, service marks, domain names and internet protocol addresses; (c) copyrights; (d) Software; (e) trade secrets and confidential, technical or business information; (f) Databases proprietary to any Seller; (g) copies and tangible embodiments of all the foregoing, in whatever form or medium; (h) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights; (i) all rights under any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments with respect to items in (a) to (h) above; (j) all goodwill associated therewith; (k) all applications and registrations therefor; and (l) all rights to sue and recover and retain damages and costs and attorneys' fees for present and past infringement of any rights appurtenant to the Intellectual Property.

        "Law" means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law in each such jurisdiction.

        "Leased Real Property" means, in each case used solely in the operation of the Business, the real property leased by either Company as a tenant pursuant to the Real Property Leases in locations at which either Company has employees or switches, together with, to the extent leased by either Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of either Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

        "Licensed Intellectual Property" means all Intellectual Property licensed or sublicensed by either Company from a third party.

        "Liens" means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase, or charge of any kind (including any agreement to give any of the foregoing), provided, however, that the term "Lien" shall not include: (a) Liens for Taxes, assessments and charges any Governmental Authority due and being contested in good faith and diligently by appropriate proceedings; (b) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the use of the property subject thereto; (c) Liens with respect to leasehold interests and licensed products; (d) Liens for Taxes either not due and payable or due but for which notice of assessments has not been given; (e) undetermined or inchoate Liens, charges and privileges incidental to current construction or current operations and statutory Liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority which have not at the time been filed or registered against the title to the asset or served upon the Seller pursuant to Law or which relate to obligations not due or delinquent; (f) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease, and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease; (g) security given in the ordinary course of the operation of the Business to any public utility, municipality or Government Authority in connection with the operation of the Business, other than security for borrowed money; (h) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws; (i) restrictions on transfer of securities imposed by applicable state and federal securities Laws; (j) purchase money liens incurred in the ordinary course consistent with past practices; and (k) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practices.

        "Litigation" means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

        "Material Adverse Effect" means any circumstance, change in, or effect on the Business or the Assets that, individually or in the aggregate with any other circumstances, changes in, or effects on the Business, is materially adverse to the business, operations, assets, results of operations or financial condition of the Business or the Assets, taken as a whole, provided that the term "Material Adverse Effect" shall not include any circumstance, change in, or effect resulting from (a) changes in general economic conditions or the financial markets, (b) the announcement or performance of this Agreement and the transactions contemplated hereby, (c) general changes or developments in the industry in which either Company operates, (d) changes in any tax laws or regulations or applicable accounting regulations or principles, (e) changes caused by conditions or terms imposed by third parties in connection with obtaining any authorization, consent, order, approval, guarantee, bond or estoppel certificate or (f) changes in general legal, regulatory, political, economic or business conditions that generally affect the industry in which either Company conducts business or in which the Business operates.

        "Net Working Capital" has the meaning set forth in Section 2.8.

        "Non-Assumable Claim" has the meaning set forth in Section 9.3(f).

        "NTFC" has the meaning set forth in the recitals to this Agreement.

        "Order" means any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Authority.

        "Owned Intellectual Property" means all Intellectual Property in and to which either Company has, or has a right to hold, right, title and interest.

        "Patents" means all national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

        "Permits" means, to the extent transferable under applicable Law, all rights of the Companies under permits, authorizations, approvals, registrations and licenses issued by any Governmental Authority (and pending applications for the foregoing).

        "Person" means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

        "Potential Contributor" has the meaning set forth in Section 9.5.

        "Pre-Closing Period" has the meaning set forth in Section 6.8(a).

        "Pre-Closing Period Returns" has the meaning set forth in Section 6.8(d).

        "Purchase Price" has the meaning set forth in Section 2.2.

        "Purchaser" has the meaning set forth in the Preamble.

        "Purchaser Tax Group" has the meaning set forth in Section 6.8(a).

        "Purchaser Basket" has the meaning set forth in Section 9.2(b).

        "Purchaser Flexible Benefit Plans" has the meaning set forth in Section 7.1(g).

        "Real Property Leases" has the meaning set forth in Section 4.11(b).

        "Regulation" means any rule or regulation of any Governmental Authority.

        "Retained Assets" has the meaning set forth in Section 2.6.

        "Retained Marks" has the meaning set forth in Section 2.6(c).

        "Retained Liabilities" has the meaning set forth in Section 2.7.

        "SCS" has the meaning set forth in the recitals to this Agreement.

        "SCS Shares" has the meaning set forth in the recitals to this Agreement.

        "Section 338(h)(10) Election" has the meaning set forth in Section 6.8(a).

        "Seller" has the meaning set forth in the Preamble.

        "Seller Basket" has the meaning set forth in Section 9.2(a).

        "Seller Flexible Benefit Plans" has the meaning set forth in Section 7.1(g).

        "Shares" has the meaning set forth in the recitals to this Agreement.

        "Software" means, to the extent owned or licensed by either Company and used solely in the operation of the Business, any and all (a) computer programs, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of either Company and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

        "Straddle Period" has the meaning set forth in Section 6.8(a).

        "Straddle Period Returns" has the meaning set forth in Section 6.8(d).

        "Subsidiary" of a specified Person means any other Person in which such Person owns, directly or indirectly, more than 50% of the outstanding voting securities or other securities convertible into voting securities, or which may effectively be controlled, directly or indirectly, by such Person.

        "Supplier Contracts" means all Contracts for the provision of products or services, including interconnection agreements, entered into with either Company with any supplier of goods, services, materials or supplies used solely in the operation of the Business.

        "Survival Date" has the meaning set forth in Section 9.1.

        "Tangible Personal Property" means each item or distinct group of furniture, fixtures, equipment, switches, tools, supplies, vehicles and other tangible personal property used solely in the operation of the Business and owned or leased by either Company, wherever located.

        "Tax" means any and all federal, state, local, or foreign taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, disability, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

        "Tax Claim" has the meaning set forth in Section 6.8(f).

        "Tax Indemnified Party" has the meaning set forth in Section 6.8(f).

        "Tax Indemnifying Party" has the meaning set forth in Section 6.8(f).

        "Tax Returns" means returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or other taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

        "Third Party Claim" has the meaning set forth in Section 9.3(b).

        "Unrelated Accounting Firm" has the meaning set forth in Section 6.8(a).

        1.2    Construction.    Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) "include", "includes", and "including" shall mean "including, without limitation"; (d) definitions used herein defined in the plural shall be deemed to include the singular as the context may require and definitions used herein defined in the singular shall be deemed to include the plural as the context may require; and (e) references to Schedules and Exhibits are to the Schedules and Exhibits attached to this Agreement, each of which is incorporated herein and made a part hereof for all purposes.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

        2.1    Purchase and Sale.    Subject to the terms and conditions set forth in this Agreement, at the Closing, the Seller agrees to sell, transfer and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from the Seller, the Shares.

        2.2    Consideration.    The aggregate consideration for the sale of the Shares to Purchaser shall be $45,480,500 (the "Purchase Price"). At the Closing (as herein defined), the Purchaser shall pay the Purchase Price (less the Earnest Money) to the Seller by wire transfer of immediately available funds.

        2.3    Closing.    Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Piper Rudnick LLP, 1251 Avenue of the Americas, 29th Floor, New York, New York, 10020, at 10:00 A.M. on December 31, 2004 or at such other place or time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

        2.4    Deliveries by the Seller.    At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser (unless delivered previously) the following:

          (a)   The stock certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank; and

          (b)   All documents, instruments and writings required to be delivered by the Seller at or prior to the Closing pursuant to this Agreement.

        2.5    Deliveries by the Purchaser.    At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller (unless previously delivered) the following:

          (a)   The Purchase Price (less the Earnest Money) in accordance with Section 2.2 of this Agreement; and

          (b)   All documents, instruments and writings required to be delivered by the Purchaser at or prior to the Closing pursuant to this Agreement.

        2.6    Retained Assets.    Prior to the Closing, ATI shall distribute to the Seller the following assets of the Companies (the "Retained Assets") as part of a plan of complete liquidation of ATI within the meaning of Section 332 of the Code as provided in Section 338(h)(10) of the Code and the Treasury regulations promulgated thereunder:

          (a)   Cash;

          (b)   the assets listed on Schedule 2.6(b);

          (c)   all tradenames, trademarks, identifying logos and service marks related to or employing any part or variation of the "GE" name, the name of any Subsidiary or Affiliate of GE (other than the Companies and/or pursuant to any other agreement between any Subsidiary or Affiliate of GE and the Purchaser or any Affiliate of the Purchaser) or any similar tradename, trademark, logo and service mark and any other tradenames, trademarks, identifying logos and service marks not used solely in connection with the Business (the "Retained Marks"); and

          (d)   any other assets, rights, or properties not solely related to the Business.

        2.7    Retained Liabilities.    Prior to the Closing, ATI shall transfer and/or assign to Seller the liabilities described on Schedule 2.7 (the "Retained Liabilities").

        2.8    Minimum Net Working Capital.    Seller covenants that Net Working Capital on the Closing Date shall not be less than negative $100,000. As used in this Section 2.8, "Net Working Capital" shall mean the sum of (A) the sum of (i) accounts receivable plus (ii) unbilled revenue minus (B) the sum of (i) accounts payable, (ii) accrued carrier costs, (iii) accrued customer billed and other taxes, (iv) accrued other and (v) current portion of capital leases. Each of the terms set forth in foregoing clauses (A) and (B) shall be derived from line items presented on the balance sheet of the Company to be prepared consistent with the books and records of the Company and delivered by Seller at Closing.

ARTICLE III

RELATED MATTERS

        3.1    Use of Names.

          (a)   It is expressly agreed that the Purchaser shall acquire pursuant to this Agreement all of the Companies' rights, title or interest in the tradenames, trademarks, identifying logos and service marks used solely in connection with the Business (excluding the Retained Marks). The Purchaser agrees that neither it nor any of its Affiliates shall make any use of the Retained Marks from and after the Closing Date. Simultaneously with the Closing, without limiting the foregoing, the Purchaser shall remove any reference to the Retained Marks from premises, letterhead, domain names and websites of the Companies.

          (b)   The Purchaser acknowledges the Seller's (and their respective Affiliates') rights in and title to the Retained Marks and agrees that it shall not do or cause to be done any act that in any manner might infringe, or impair the validity, scope, or title in the Retained Marks.

          (c)   In the event the Purchaser or any Affiliate of the Purchaser violates any of its obligations under this Section 3.1, the Seller may proceed against it in Law or in equity for such damages or other relief as a Court may deem appropriate. The Purchaser acknowledges that a violation of this Section 3.1 may cause the Seller irreparable harm that may not be adequately compensated for by money damages. The Purchaser hereby agrees that in the event of any actual or threatened violation of this Section 3.1, the Seller shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to a preliminary and final injunctive relief against the Purchaser or such Affiliate of the Purchaser to prevent any violations of this Section 3.1, without the necessity of posting a bond.

        3.2    No Ongoing or Transition Services    All data processing, accounting, insurance, banking, personnel, legal, communications and other services provided to the Companies by the Seller or any Affiliate of the Seller, including any agreements or understandings (written or oral) with respect thereto, shall terminate upon the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

        The Purchaser agrees and acknowledges that, except as expressly set forth in this Agreement, the Purchaser is acquiring the Companies and the Assets on an "as-is, where-is" basis. As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Purchaser as follows:

        4.1    Organization and Qualification.

          (a)   The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b)   ATI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SCS is a corporation duly organized, validly existing and in good standing under the laws of the state of Oregon.

        4.2    Authorization; Enforceability.

          (a)   The Seller has the corporate power and authority to own, hold, lease and operate its properties and assets and to carry on its business as currently conducted. The Seller has the corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly authorized and approved by the Seller and no other action on the part of the Seller is necessary in order to give effect thereto. This Agreement has been duly executed and delivered by, and constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

          (b)   Each Company has the corporate power and authority to own, hold, lease and operate its properties and assets and to carry on the Business as currently conducted.

        4.3    Capital Stock.

          (a)   There are (i) 3,000 Shares of ATI issued and outstanding, all of which are owned by the Seller, and (ii) 3,000 shares of SCS Shares issued and outstanding, all of which are owned by ATI. The Shares have been validly issued and are fully paid and non-assessable. There are no other shares of capital stock of ATI or SCS issued or outstanding. There are no shares of capital stock of ATI or SCS held as treasury shares. There are not any outstanding securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of ATI or SCS, nor are there any subscriptions, warrants, options, rights or other arrangements or commitments which could obligate ATI or SCS to issue any shares of its capital stock or other equity interests.

          (b)   Other than SCS, ATI does not own, directly or indirectly, any capital stock, membership interest or any other equity or debt securities of any corporation, firm, partnership, limited liability company, joint venture, association or other entity.

        4.4    Ownership of the Shares.    The Seller has good title to the Shares, and shall at the Closing own the Shares free and clear of all Liens.

        4.5    No Violation or Conflict.    None of the (a) execution and delivery of this Agreement by the Seller, (b) consummation of the transactions contemplated by this Agreement by the Seller and (c) performance by the Seller of its obligations under this Agreement, will (i) conflict with or violate the organizational documents of the Seller, ATI or SCS, as applicable, (ii) conflict with or violate any Law, Order or Permit applicable to the Seller, ATI or SCS or by which any Asset is bound or (iii) violate any order, injunction, decree, statute, rule or regulation applicable to the Seller, ATI or SCS, excluding from the foregoing clauses (ii) and (iii) such requirements, violations, conflicts, defaults or rights which would not individually or in the aggregate have a Material Adverse Effect.

        4.6    Financial Statements.    Attached hereto as Schedule 4.6 are (a) the unaudited balance sheet and related statements of income of the Companies for the period from May 15, 2003 through December 31, 2003 (the "2003 Financial Statements"); and (b) the unaudited balance sheet and related statements of income of the Companies for the nine month period ended September 30, 2004 (the "2004 Interim Financial Statements" and, together with the 2003 Financial Statements, collectively, the "Financial Statements"). The Financial Statements have been prepared for internal management purposes from the books and records of the Companies.

        4.7    Accounts Receivable.    ATI has made available to the Purchaser a list of the Accounts Receivable as of September 20, 2004. All Accounts Receivable shall at the Closing be owned by the Companies free and clear of any Liens.

        4.8    Contracts.    ATI has made available to the Purchaser a list of all written contracts and agreements related solely to the operation of the Business, as of the date hereof, to which either Company is a party requiring payment or receipt by the Companies in excess of $25,000 per annum.

        4.9    Customers.    ATI has made available to the Purchaser the names and addresses of substantially all of the customers of the Companies as of August 4, 2004. ATI has made available to the Purchaser substantially all Customer Contracts.

        4.10    Suppliers and Vendors.    ATI has made available the names and addresses of substantially all suppliers and vendors of the Companies, as of the date hereof, from which the Companies received or licensed supplies, goods, services in calendar year 2004. ATI has made available to the Purchaser substantially all Supplier Contracts.

        4.11    Real Property.

          (a)   Schedule 4.11(a) lists the street address of each parcel of Leased Real Property.

          (b)   ATI has made available to the Purchaser copies of all real property leases to which either Company is a party (the "Real Property Leases") and all ancillary documents pertaining thereto in the possession of the Companies.

        4.12    Assets.

          (a)   Other than the Assets owned by ATG and used solely in the operation of the Business that will be contributed to the Companies at or prior to Closing, either ATI or SCS (i) owns, leases or has the legal right to use all of the assets (including Contracts) used solely in the operation of the Business (the "Assets") and (ii) with respect to Assets that are contractual rights, is a party to and enjoys the right to the benefits of all ATI Contracts.

          (b)   Except as set forth on Schedule 2.6(b), the Assets constitute all of the material properties, assets and rights used solely in the operation of the Business.

          (c)   All of the Tangible Personal Property shall be owned by the Companies free and clear of any Liens as of the Closing.

        4.13    Permits.    Schedule 4.13 lists, as of October 6, 2004, all material Permits and all pending applications therefor obtained by ATI and SCS that are used solely in the operation of the Business.

        4.14    Intellectual Property.    Schedule 4.14 sets forth, as indicated therein, all of the material Owned Intellectual Property and the material Licensed Intellectual Property. Except as set forth on Schedule 4.14 and other than the rights of software licensors or developers in software related to such Intellectual Property, either ATI or SCS owns or has the legal right to use all of its Intellectual Property and has a valid license to use all of its Licensed Intellectual Property.

        4.15    Labor Matters.    Schedule 4.15 lists, as of the date hereof, by identifying code, place of employment, current annual salary, bonuses, accrued vacation, the date of employment of each employee of ATI and each GEBPS employee that will be transferred to ATI at or prior to the Closing.

        4.16    Employee Benefit Plans.    Schedule 4.16 lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements providing coverage for the benefit of any employee of ATI (each, an "Employee Plan," and together, the "Employee Plans"). ATI has made available to the Purchaser an accurate written summary of each Employee Plan.

        4.17    No Other Agreements to Purchase.    No Person, other than the Purchaser pursuant to this Agreement, has been granted by the Seller, ATI or SCS any written or oral agreement or option or any right or privilege capable of becoming an agreement or option for the purchase of the Shares or the purchase or acquisition of any of the Assets, other than orders for goods or services accepted by ATI or SCS in the ordinary course of business, consistent with past practice.

        4.18    No Known Material Adverse Effect.    To the actual knowledge of any of Dave O'Neill, Eric Russell and Dan Wigger, there does not exist any event, fact or circumstance that has not been disclosed to the Purchaser and which has resulted in or could be reasonably expected to result in a Material Adverse Effect.

        4.19    Brokers.    Neither the Seller nor ATI has employed any financial advisor, broker or finder, and neither the Seller nor ATI has not incurred nor will incur any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the consummation of the transactions contemplated by this Agreement.

        4.20    Tax Matters.    For U.S. federal income tax purposes, ATI currently is, and, for the taxable year which includes the Closing Date, will be, a member of the affiliated group which includes the Seller, and such group will file a consolidated federal income tax return.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        In order to induce the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents and warrants to the Seller as follows:

        5.1    Organization and Qualification.    The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        5.2    Authorization; Enforceability.    The Purchaser has the corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by all necessary corporate or other action by the Purchaser (including, without limitation, the Purchaser's Board of Directors). This Agreement has been duly executed and delivered by, and constitute the legal, valid and binding obligations of, the Purchaser, enforceable against the Purchaser, in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

        5.3    No Violation or Conflict.    None of (a) the execution and delivery by the Purchaser of this Agreement; (b) consummation by the Purchaser of the transactions contemplated by this Agreement; or (c) the performance of this Agreement will (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Purchaser, or (ii) conflict with, violate or require consent or approval pursuant to any Law, Order or Permit applicable to the Purchaser or any note, loan agreement, contract, or agreement to Purchaser is party or its properties or assets are bound.

        5.4    Investigation.    The Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Companies, the Assets and the Business and (ii) has been furnished with or given adequate access to such information about the Companies, the Assets and the Business as it has requested. The Purchaser further acknowledges and agrees that the only representations, warranties, covenants and agreements made by the Seller are the representations, warranties, covenants, and agreements made in this Agreement and the Seller makes no express or implied representation or warranty with respect to the Companies, the Assets, the Business or otherwise or with respect to any other information provided by the Seller or its Affiliates including as to (a) the operation of the Business by the Purchaser after the Closing in any manner or (b) the probable success or profitability of the ownership, use or operation of the Business by the Purchaser after the Closing. The Purchaser has not relied upon any other representations or other information made or supplied by or on behalf of the Seller of any its Affiliates.

        5.5    Brokers.    The Purchaser has not employed any financial advisor, broker or finder, and the Purchaser has not incurred, and will not incur, any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

        6.1    Performance.    Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement shall exercise reasonable commercial efforts to take or cause to be performed and fulfilled those of the conditions precedent to its obligations to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary consents and approvals, to the end that the transactions contemplated hereby shall be fully and timely consummated.

        6.2    Regulatory and Other Authorizations; Notices and Consents; Etc.

          (a)   The Purchaser shall, and the Seller shall cause the Companies, to use their respective reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and other Persons that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and shall cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. In addition, the Purchaser, at or prior to the Closing, shall use its reasonable best efforts to cause all guaranties, bonds (whether performance, financial or otherwise) and letters of credit with respect to the operations of ATI, SCS or the Business by any Affiliates of ATI (other than SCS) to be terminated and shall or shall cause an Affiliate of the Purchaser to guaranty such obligations and deliver such bonds and letters of credit as may be required with respect thereto.

          (b)   The Purchaser shall, and the Seller shall cause ATI, to give promptly such notices to third parties and exercise commercially reasonable efforts to obtain such third party consents and estoppel certificates as are reasonably necessary in connection with the consummation of the transactions contemplated by this Agreement.

        6.3    Conduct of ATI Business Prior to the Closing.    Between the date hereof and the Closing, except as expressly required or permitted by this Agreement or unless the Purchaser shall otherwise agree in writing, the Seller shall cause the Companies to conduct Business only in the ordinary course of business consistent with past practice and policies, including with respect to collection of Accounts Receivable and processing of accounts payables; provided, however, it is understood and agreed that, at or prior the Closing, (i) all Cash of the Companies shall be distributed to the Seller, (ii) certain GEBPS employees shall be transferred to ATI, (iii) certain Assets held by the Seller shall be transferred and/or contributed to ATI and (iv) intercompany debt shall be transferred or distributed to the Seller.

        6.4    Access.

          (a)   From the date hereof, during normal business hours and upon reasonable notice, the Seller shall cause ATI and each of ATI's officers, directors, employees, and agents to: (i) afford the Purchaser's officers and employees and authorized agents, accountants, counsel and Jefferies & Co. (solely in its capacity as a financing source for the transactions contemplated by this Agreement), to the extent they have agreed in writing to be bound by the terms of the Confidentiality Agreement, reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of ATI and SCS and to those officers, directors, employees, and agents of ATI and SCS who have any material knowledge relating to the Business; and (ii) furnish to such parties such information regarding ATI, SCS and/or the Business as the Purchaser and its agents may from time to time reasonably request, in the case of both clauses (i) and (ii), including for the purposes of completing audits.

          (b)   For a period of six years after the Closing, the Purchaser shall retain the books and records of ATI and SCS that are transferred to the Purchaser pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of ATI and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of ATI (or any of its Affiliates) reasonable access (including the right to make photocopies at ATI's expense), during normal business hours, to such books and records.

        6.5    Notification.    From the date hereof until the Closing, the Purchaser shall notify and the Seller shall cause ATI to notify the other parties to this Agreement in writing of the occurrence, or pending or threatened occurrence, of (a) any event that would constitute a breach or violation of this Agreement by any party or that could reasonably be anticipated to cause any representation or warranty made by the notifying party in this Agreement to be false or misleading in any respect (including any event or circumstance which would have been required to be disclosed if such event or circumstance occurred or existed on or prior to the date of this Agreement); and (b) all other material developments affecting the Assets or the Business. Any such notification shall not limit or alter any of the representations, warranties or covenants of the parties set forth in this Agreement nor any rights or remedies a party may have with respect to a breach of any representation, warranty or covenant.

        6.6    Exclusivity.    Subject to and in consideration of receipt of the Earnest Money, the Seller shall not, and shall cause ATI and SCS not to, directly or indirectly, through any officer, director, manager or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than the Purchaser with respect to a sale of all or any substantial portion of the Assets, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock of ATI, or the liquidation or similar extraordinary transaction with respect to ATI.

        6.7    Financing.    The Purchaser shall use its reasonable best efforts to obtain the financing described in Section 8.1(e). The Seller shall assist the Purchaser with all reasonable requests with respect to the Purchaser's effort to obtain financing.

        6.8    Certain Tax Matters

          (a)   Certain Definitions. As used in this Agreement:

            (i)    "Purchaser Tax Group" means the affiliated group, within the meaning of Section 1504(a) of the Code, of which the Purchaser is the common parent;

            (ii)   "Pre-Closing Period" means any taxable period, including that portion of any Straddle Period, which ends on or before the Closing Date;

            (iii)  "Section 338(h)(10) Election" means the election to be made by the Purchaser and the Seller pursuant to Section 338(h)(10) of the Code, and any corresponding provision of state or local tax law, as described in Section 6.8(b) of this Agreement; and

            (iv)  "Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.

            (v)   "Unrelated Accounting Firm" means Grant Thornton LLP.

          (b)   Section 338(h)(10) Election. The Seller shall join with the Purchaser in making the Section 338(h)(10) Election to treat the transaction hereunder as the deemed sale of the assets of ATI for U.S. federal and, to the extent applicable, state income tax purposes. The Seller and the

  Purchaser agree (i) to execute, at the Closing or as promptly thereafter as practicable, all forms of any nature necessary to effectuate such elections (including, without limitation, Internal Revenue Service Form 8023 and any comparable Forms under applicable state or local law), and (ii) to cooperate with each other and take all other actions necessary and appropriate (including filing such Forms and any other documents as may be required) to effect and preserve a timely Section 338(h)(10) Election in accordance with applicable law. The Purchaser and the Seller shall each cause such Forms or other documents to be duly executed by an authorized person. The Purchaser and the Seller shall report the acquisition of the Shares pursuant to the Agreement consistent with the Section 338(h)(10) Election, and shall take no position inconsistent with such treatment.

          (c)   Allocation of Purchase Price. The parties shall agree to the allocation of the Purchase Price among the assets of ATI at or prior to Closing, and shall report the transaction in a manner consistent with such allocation.

          (d)   Return Filing, Refunds, Credits and Transfer Taxes.

            (i)    Except with regard to Tax Returns for Straddle Periods, the Seller shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns of ATI and SCS for all Pre-Closing Periods (the "Pre-Closing Period Returns"). The Seller shall pay, or cause to be paid, all Taxes with respect to ATI and SCS shown to be due on the Pre-Closing Period Returns.

            (ii)   The Purchaser shall prepare, or cause to be prepared, and shall file, or cause to be filed, on a timely basis all Tax Returns other than the Pre-Closing Period Returns with respect to ATI, including Tax Returns, if any, for the Straddle Period (the "Straddle Period Returns"); provided, that any Straddle Period Return shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. The Purchaser shall pay, or cause to be paid, all Taxes shown to be due on such Tax Returns.

            (iii)  The Purchaser shall provide the Seller with copies of any Straddle Period Returns at least 45 business days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement calculating in reasonable detail the Seller' indemnification obligation pursuant to Section 6.8(f) (the "Indemnification Statement"). The Seller shall have the right to review such Straddle Period Returns and Indemnification Statement prior to the filing of such Straddle Period Returns. If the Seller disputes any amounts shown to be due on such Tax Returns or the amount calculated in the Indemnification Statement, the Seller and the Purchaser shall consult and resolve in good faith any issues arising as a result of the review of such Straddle Period Return and Indemnification Statement. If the Seller agrees to the Indemnification Statement amount, the Seller shall pay to the Purchaser an amount equal to the Taxes shown on the Indemnification Statement (less any estimated tax payments made by the Seller or ATI in respect of such Taxes on or before the Closing Date) not later than three business days before the due date (including any extensions thereof) for payment of Taxes with respect to such Straddle Period Return. If the parties are unable to resolve any dispute within thirty (30) business days after the Seller's receipt of such Straddle Period Return and Indemnification Statement, such dispute shall be resolved by the Unrelated Accounting Firm, which shall resolve any issue in dispute as promptly as practicable. If the Unrelated Accounting Firm is unable to make a determination with respect to any disputed issue prior to the due date (including any extensions) for the filing of the Straddle Period Return in question, (A) the Purchaser shall file, or shall cause to be filed, such Straddle Period Return without such determination having been made and (B) the Seller shall pay to the Purchaser, not later than three days before the due date (including any extensions thereof) for the payment of Taxes with respect to such Straddle Period Return, an amount determined by the Seller as the proper amount chargeable to the Seller pursuant to this Section 6.8. Upon delivery to the Seller and the Purchaser by the Unrelated Accounting Firm of its determination, appropriate adjustments shall be made to the amount paid by the Seller in accordance with the immediately preceding sentence in order to reflect the decision of the Unrelated Accounting Firm. The determination by the Unrelated Accounting Firm shall be final, conclusive and binding on the parties.

            (iv)  The Seller and the Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all necessary records in connection with determining Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. The Purchaser recognizes that the Seller will need access, from time to time, after the Closing Date, to certain accounting and tax records and information held by ATI to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, without limiting the provisions set forth in Section 6.4, the Purchaser agrees that from and after the Closing Date the Purchaser shall, and shall cause ATI to, (A) retain and maintain such records until such time as the Seller reasonably determines that such retention and maintenance is no longer necessary and (B) allow the Seller and their agents and representatives (and agents and representatives of their Affiliates) reasonable access to inspect, review and make copies of such records as the Seller may deem necessary or appropriate from time to time. The Purchaser shall indemnify the Seller from and against any penalties, additions to tax or interest imposed on the Seller as a result of any failure of the Purchaser to provide tax records or other information to the Seller in a timely manner.

            (v)   The Purchaser shall not, and shall cause ATI not to, dispose of or destroy any of the business records and files of ATI relating to Taxes in existence on the Closing Date without first offering to turn over possession thereof to the Seller by written notice to the Seller at least 30 days prior to the proposed date of such disposition or destruction.

            (vi)  Any refunds and credits of Taxes of ATI or similar benefit (including any interest or similar benefit) received from or credited thereon by the applicable tax authority with respect to (A) any taxable period ending on or before the Closing Date or (B) Taxes for which the Seller have indemnified the Purchaser under the Agreement, shall be for the account of the Seller, and if received or utilized by the Purchaser or ATI, shall be paid to the Seller within five business days after the Purchaser or ATI receives such refund or utilizes such credit. Except as provided in the next sentence, any refunds or credits of ATI with respect to any Straddle Period shall be apportioned between the Seller, on the one hand, and the Purchaser, on the other hand, on the basis of an interim closing of the books. In the case of a refund or credit attributable to any Taxes that are imposed on a periodic basis and are attributable to the Straddle Period, other than Taxes based upon or related to gross or net income or receipts, the refund or credit of such Taxes of ATI for the Pre-Closing Period shall be deemed to be the amount of such refund or credit for the Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

            (vii) Notwithstanding any other provisions of this Agreement to the contrary, all sales, use, transfer, gains, stamp, duties, recording and similar Taxes incurred in connection with the transactions contemplated by this Agreement (other than the transfers contemplated by Section 2.6) shall be borne equally by the Purchaser and ATI, and any Returns that must be filed in connection with such Taxes shall be prepared and filed when due by the party primarily or customarily responsible under applicable Law for filing such Returns, and such party shall provide such Returns to the other party for review at least ten days prior to the due date for such Returns and shall file those Returns only with the consent of the other party, which consent shall not be unreasonably withheld.

          (e)   Elections. Except with respect to the Section 338(h)(10) Election, the Purchaser shall not, and shall cause ATI not to, make, amend, or revoke any Tax election if such action would adversely affect the Seller, or any Person (other than ATI) as to whom or with whom the Seller have filed a consolidated return, with respect to any taxable period ending on or before the Closing Date or for the Pre-Closing Period or any Tax refund with respect thereto.

          (f)    Tax Indemnification.

            (i)    The Purchaser shall indemnify, defend and hold harmless the Seller and its Affiliates, at any time after the Closing, from and against any liability for Taxes of ATI and SCS for any taxable period ending after the Closing Date, including any Taxes resulting solely from a transaction undertaken by the Purchaser or its Affiliates with respect to ATI or SCS after the Closing that are not otherwise contemplated by this Agreement, except for Straddle Periods, in which case the Purchaser's indemnity will cover only that portion of any such Taxes that is not attributable to the Pre-Closing Period.

            (ii)   The Seller shall indemnify, defend and hold harmless the Purchaser and its Affiliates, at any time after the Closing, from and against any liability for (A) Taxes of ATI and SCS, except as provided in Section 6.8(d)(vii) of the Agreement, for the Pre-Closing Period (including the portion of any Straddle Period ending on the Closing Date), including any Damages resulting from the distribution of the Retained Assets to the Seller pursuant to Section 2.6 hereof; and (B) Damages attributable to (1) any breach of the representation contained in Section 4.20 or (2) the failure of the Seller (or any member of the affiliated group that includes the Seller) to comply with Seller's obligations in Section 6.8(b).

            (iii)  In determining the responsibility of the Seller and the Purchaser for Taxes attributable to any Straddle Period, Taxes based upon or related to gross or net income or receipts shall be apportioned on the basis of an interim closing of the books as of the Closing Date, and all other Taxes attributable to any Straddle Period shall be prorated on a daily basis.

            (iv)  If a claim for Taxes shall be made by any taxing authority in writing, which, if successful, might result in an indemnity payment pursuant to this Section 6.8, the party seeking indemnification (the "Tax Indemnified Party") shall promptly notify the other party (the "Tax Indemnifying Party") in writing of such claim (a "Tax Claim") within a reasonably sufficient period of time to allow the Tax Indemnifying Party effectively to contest such Tax Claim, and in reasonable detail to apprise the Tax Indemnifying Party of the nature of the Tax Claim, and provide copies of all correspondence and documents received by it from the relevant taxing authority. Failure to give prompt notice of a Tax Claim hereunder shall affect the Tax Indemnifying Party's obligation under this Section to the extent that the Tax Indemnifying Party is prejudiced by such failure to give prompt notice.

            (v)   With respect to any Tax Claim which might result in an indemnity payment to the Purchaser pursuant to this Section 6.8(f), the party potentially liable for such indemnification shall control all proceedings taken in connection with such Tax Claim and, without limiting the foregoing, may in its sole discretion and at its sole expense pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest such Tax Claim. The Tax Indemnified Party shall not under any circumstances settle or otherwise compromise any Tax Claim referred to in the preceding sentence without the Tax Indemnifying Party's prior written consent. In connection with any proceeding taken in connection with such Tax Claim, each party shall keep the other informed of all material developments and events relating to such Tax Claim if involving a material liability for Taxes. Each party shall cooperate with the other in contesting such Tax Claim, which cooperation shall include, without limitation, the retention and the provision of records and information which are reasonably relevant to such Tax Claim, and making employees available to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim, provided that no charges shall be incurred for the services of such employees.

            (vi)  The Seller and the Purchaser shall jointly control, at each party's own cost and expense, all proceedings taken in connection with any Tax Claim relating solely to Taxes attributable to a Straddle Period, and neither the Seller nor the Purchaser shall settle a Tax Claim relating to such Straddle Period Taxes without the prior written consent of the other party, which consent shall not be unreasonably withheld.

            (vii) The amount of any Taxes payable under this Section 6.8 shall be net of any tax benefit actually realized therefrom.

            (viii) All matters relating in any manner to Tax indemnification obligations and payment of Taxes shall be governed exclusively by this Section 6.8; provided, however, that any indemnity relating to Section 6.8(f)(ii)(B) shall be subject to the limitations on liability set forth in Section 9.2.

            (ix)  The representations, warranties, covenants and agreements contained in this Section 6.8 shall survive until the expiration of the applicable statute of limitations (including extensions).

ARTICLE VII

EMPLOYEE MATTERS

        7.1    Employment.    All employees of ATI including the employees of GEBPS transferred to ATI at or prior to Closing ("ATI Employees") (other than Excluded Employees) shall be employed by the Purchaser or one of its Affiliates without any relocation, with positions and working conditions that are substantially comparable to their positions with ATI on terms and conditions to be established by the Purchaser, which shall include the following employee benefit and compensation arrangements:

          (a)   Compensation. For each ATI Employee, commencing on the Closing Date and for a period of 12 months thereafter, provided that such ATI Employee continues in the employment of the Purchaser or one of its Affiliates for such period of time, the Purchaser shall provide to such ATI Employee (i) salary no less than 103% of the salary such ATI Employee is being paid as of the Closing Date and (ii) bonus and incentive compensation opportunities no less favorable than those provided to similarly situated employees of the Purchaser.

          (b)   Benefit Plans. For each ATI Employee, commencing on the Closing Date and for a period of 12 months thereafter, provided that such ATI Employee continues in the employment of the Purchaser or one of its Affiliates for such period of time, the Purchaser shall provide to each ATI Employee benefit plans, including any associated employee coverages and benefit costs (such as premiums, out-of-pocket expenses and deductibles), that are no less favorable than those provided to similarly situated employees of the Purchaser.

          (c)   Health Plans. Commencing on the Closing Date and for a period of twelve 12 months thereafter, provided that ATI Employees continue in the employment of the Purchaser or one of its Affiliates for such period of time, the Purchaser shall provide ATI Employees and their eligible dependents with coverage under group health plans and the Purchaser agrees that its or one of its affiliates' group health plan covering ATI Employees and their eligible dependents shall not contain any pre-existing condition limitation or exclusion applicable to their participation therein and shall give each ATI Employee credit toward applicable deductibles and annual out-of-pocket limits for expenses incurred in the calendar year in which the Closing Date occurs.

          (d)   Defined Contribution Plan Loans. On or as soon as reasonably practicable after the Closing Date, the Purchaser or one of its Affiliates shall permit ATI Employees who have outstanding loans under the 401(k) plan provided by ATI to roll over their account balance (including such loans) to a 401(k) plan sponsored by the Purchaser.

          (e)   Severance and Lay-Off. Commencing on the Closing Date, the Purchaser may terminate the employment of or lay off any ATI Employee, provided that, for a period commencing on the Closing Date and ending on the second anniversary thereof, any such ATI Employee terminated or laid off without cause shall be entitled to receive severance payments and severance health benefits no less favorable than, and on the same terms and conditions of, those being provided by ATI immediately prior to Closing.

          (f)    Vacation, Sick Time and Floating Holidays. The Purchaser agrees that, for a period of at least 12 months following the Closing and for every succeeding year, provided such ATI Employee remains an employee of the Purchaser or one of its Affiliates, the vacation entitlement provided to ATI Employees shall be equal to the greater of the ATI Employee's current vacation entitlement under ATI's vacation policy in effect as of the Closing Date and the Purchaser's then current vacation policy. The Purchaser agrees that each ATI Employee's remaining unused annual vacation time, sick days and floating holidays will have accrued (earned but unused) in full as of the Closing Date and such accruals are set forth on Schedule 7.1(f) and shall be paid for by the Purchaser following the Closing in accordance with ATI's vacation, sick time and floating holiday policies.

          (g)   Flexible and Dependent Care Spending Accounts. Effective as of the Closing Date, the Seller shall transfer, or cause to be transferred, to the Purchaser an amount, in cash, representing the aggregate 2004 contributions of each ATI Employee then participating in the GE flexible spending accounts (the "Seller Flexible Benefits Plan"), net of reimbursements. The Purchaser shall cause such amounts to be credited to each such employee's accounts under the Purchaser's (or one of its Affiliate's) corresponding health care and dependent care spending account plan (the "Purchaser Flexible Benefits Plan") which shall be established and in effect for such employees as of the Closing Date, and all claims for reimbursement which have not been paid as of the date of the transfer to the Purchaser and credited under the Purchaser Flexible Benefits Plan shall be paid pursuant to and under the terms of the Purchaser Flexible Benefits Plan. In connection with such transfer, Purchaser shall deem that such employees' deferral elections made under the Seller Flexible Benefits Plan for the 2004 calendar year shall continue in effect under the Purchaser Flexible Benefits Plan for the remainder of the 2004 calendar year following the Closing Date.

          (h)   Tuition Reimbursement. Purchaser shall provide, or cause an Affiliate to provide, tuition reimbursement under the Purchaser's tuition reimbursement plan to ATI Employees for approved courses that commenced prior to the Closing Date and end following the Closing Date in accordance with the provisions of such plan; provided, however, that the reimbursement for such approved courses under the Purchaser's Reimbursement Plan shall be no less than what would have been if the reimbursement was provided under the GE tuition reimbursement plan. Purchaser shall provide, or cause an Affiliate to provide, tuition reimbursement under the Purchaser's Tuition Refund Plan to ATI Employees for approved courses commencing on or after the Closing Date in accordance with the provisions of such plan.

        7.2    WARN.    The Purchaser and its Affiliates shall take no action within six months following the Closing Date which, together with actions taken prior to the Closing Date by ATI, would result in any obligation or liability to the Seller or constitute a "plant closing" or a "mass layoff" under the Worker

Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. or any other similar federal, state or local statute, regulation or ordinance.

        7.3    Excluded Employees.    On or prior to the Closing Date, the Seller shall, or shall cause one of its Affiliates (other than ATI) to, hire any employee of ATI who is on short-term or long-term disability leave or military leave as of the Closing Date (the "Excluded Employees"). After the Closing, the Purchaser or one of its Affiliates shall offer employment to any Excluded Employee subject to the following conditions: (a) if on medical or disability leave, such individual is released by his or her physician to return to active employment and (b) such individual actually reports for active employment with the Purchaser or one of its Affiliates promptly following such medical release or expiration of approved leave; provided, however, that the Purchaser and its Affiliates shall not be required to offer employment under this provision to any Excluded Employee who does not apply for such employment prior to the later of (i) twenty-four months after the Closing Date and (ii) the expiration of any period under applicable Law. The Seller shall retain liability and responsibility for any Excluded Employee until such employee becomes an employee of the Purchaser or one of its Affiliates or, if earlier, until such employee's employment with the Seller or its Affiliate terminates. Upon commencing employment with the Purchaser or one of its Affiliates, such Excluded Employee shall be deemed an ATI Employee, and Purchaser or one of its Affiliates shall assume all liabilities and responsibilities for such employee accruing on and after the date such Excluded Employee becomes an ATI Employee.

        7.4    Past Service.    If ATI Employees are included in any benefit plan or arrangement of Purchaser, the ATI Employees shall receive credit for service to ATI or any of its Affiliates prior to the effective time to the same extent such service was counted under similar plans for purposes of determining eligibility to participate, vesting and benefit accruals and entitlements, other than benefit accruals under any defined benefit pension plan (including service with a prior employer recognized by ATI or any of its Affiliates).

        7.5    ATI Benefit Plan.    Except as expressly provided in this Agreement, the Purchaser assumes no liability with respect to, and receives no right or interest in, any Employee Plan or any other "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained or sponsored by ATI or any of its Affiliates. As of the Closing Date, all ATI Employees shall cease active participation in all Employee Plans.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING; TERMINATION

        8.1    Conditions Precedent to the Obligations of the Purchaser.    The obligation of the Purchaser to consummate the transactions described in this Agreement and any and all liability of the Purchaser to the Seller shall be subject to the fulfillment on or before the Closing of the following conditions precedent, each of which may be waived by the Purchaser in its sole discretion:

          (a)   Representations, Warranties and Covenants. The representations and warranties contained in Article IV shall have been true and correct in all material respects when made and as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date which shall be true and correct in all material respects as of such date, and the material covenants and agreements contained in this Agreement to be complied with by the Seller at or before Closing shall have been complied with in all material respects, and the Purchaser shall have received a certificate from the Seller to such effect signed by a duly authorized officer of the Seller.

          (b)   No Material Adverse Effect. To the actual knowledge of any of Dave O'Neill, Eric Russell and Dan Wigger, there shall not exist any event, fact or circumstance that has resulted in or could be reasonably expected to result in a Material Adverse Effect.

          (c)   No Actions, Suits or Proceedings. No Order of any Court or Governmental Authority shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No Litigation shall be pending or before any Court or Governmental Authority to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby.

          (d)   Closing Documents. The Seller shall have delivered or caused to be delivered to the Purchaser the following:

            (i)    the resignations of all officers and members of the Boards of Directors of ATI;

            (ii)   the GECC Guaranty, duly executed by GECC;

            (iii)  a list, as of the Closing Date, by identifying code, place of employment, current annual salary, bonuses, accrued vacation, the date of employment of each employee of ATI;

            (iv)  a copy of the resolutions duly and validly adopted by the Board of Directors of the Seller, certified by its Secretary, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

          (e)   Capital Raise. The Purchaser shall have consummated a debt offering and/or equity transaction, or shall have secured other financing, resulting in net proceeds to the Purchaser of not less than $57,000,000.

          (f)    Audited Financials. Seller shall have delivered to Purchaser (i) audited Financial Statements of ATI for the period from May 15, 2003 through December 31, 2003, together with an unqualified audit opinion of KPMG LLP with respect to such Financial Statements (the "2003 Audit"), and (ii) ATI's Financial Statements for the nine-month period ended on September 30, 2004, together with (A) a review or similar non-attestation opinion of KPMG LLP with respect to such Financial Statements (the "2004 Review") and (B) audited Financial Statements of ATI for the ninth-month period ended on September 30, 2004, together with an unqualified audit opinion of KPMG LLP with respect to such Financial Statements. EBITDA determined based on the 2003 Audit and the 2004 Review, in each case as calculated on a consistent basis and as set forth on Schedule 8.1(f), (A) presented in the 2003 Audit shall not contain a negative variation of greater than $1,000,000 from EBITDA presented in the 2003 Financial Statements and (B) presented in the 2004 Review shall not contain a negative variation of greater than $750,000 from EBITDA presented in the 2004 Interim Financial Statements.

        8.2    Conditions Precedent to the Obligations of the Seller.    The obligations of the Seller to consummate the transactions described in this Agreement and any and all liability of the Seller to the Purchaser shall be subject to the fulfillment on or before the Closing Date of the following conditions precedent, each of which may be waived by the Seller in its sole discretion:

          (a)   Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects when made and as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date which shall be true and correct in all material respects as of such date, and the material covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects, and the Seller shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof.

          (b)   Authorizations, Consents Orders, Approvals, Guaranties, Bonds and Estoppel Certificates. Each of the authorizations, consents, orders, approvals, guaranties, bonds, letters of credit and estoppel certificates described on Schedule 8.2(b) shall have been obtained.

          (c)   No Actions, Suits or Proceedings. No Order of any Court or Governmental Authority shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No Litigation shall be pending before any Court or Governmental Authority to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby.

          (d)   Purchase Price. The Purchaser shall have delivered the Purchase Price (less the Earnest Money) to the Seller as provided in Section 2.2.

          (e)   Cash Payment for Eschelon Preferred Shares. The Purchaser shall have delivered the purchase price under the Eschelon Preferred Shares Redemption Agreement in accordance with the terms thereof and the closing contemplated therein shall have occurred.

          (f)    Management Services Agreement. If the closing under the Asset Purchase Agreement shall not occur on the same date as the Closing, the Purchaser shall have delivered a duly executed Management Services Agreement (as defined in the Asset Purchase Agreement) to the Seller.

          (g)   Closing Documents. The Purchaser shall have delivered or caused to be delivered to the Seller a copy of the resolutions duly and validly adopted by the Board of Directors of the Purchaser (or a duly authorized committee thereof), certified by its Secretary, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

        8.3    Termination.

          (a)   This Agreement may be terminated at any time prior to Closing: (i) by mutual written agreement of the Seller and the Purchaser; (ii) by either the Seller or the Purchaser if Closing shall not have been consummated on or before December 31, 2004, for any reason other than delay in or nonperformance of the covenants or obligations of the party seeking termination, provided, however, that the foregoing date may be extended to January 31, 2005 in the reasonable discretion of the Seller; or (iii) by either the Seller or the Purchaser if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Court or Governmental Authority having competent jurisdiction. The party desiring to terminate this Agreement pursuant to Sections 8.3(a)(ii) or 8.3(a)(iii) shall provide notice of such termination to the other party.

          (b)   If the Agreement is terminated as permitted by Section 8.3(a)(i), such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided, however, that if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Articles IX and X shall survive any termination hereof pursuant to Section 8.3(a).

          (c)   Notwithstanding any termination described in this Section 8.3, the Earnest Money shall not be repaid by the Seller to the Purchaser; provided, however, that the Seller shall repay the Earnest Money to the Purchaser in the event that the Agreement is terminated under (i) Section 8.3(a)(ii) solely due to failure of the conditions described in Sections 8.1(a), 8.1(b), 8.1(d)(ii), 8.1(d)(iii), 8.1(d)(iv) or 8.1(f) to be satisfied or the failure of the condition described in Section 8.2(b) to be satisfied or (ii) Section 8.3(a)(iii). Without limiting the foregoing, in the event that this Agreement shall be terminated under Section 8.3(a)(ii) solely due to the failure of the condition described in Section 8.1(e) to be satisfied, the Seller shall retain the Earnest Money as the sole and exclusive remedy for Damages with respect to termination of this Agreement.

ARTICLE IX

INDEMNIFICATION

        9.1    Survival.    The covenants, agreements, representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the date which is 18 months after the Closing Date (the "Survival Date") (other than those covenants and agreements that by their terms survive the Survival Date, in which case such covenant or agreement shall survive until the applicable date thereof). Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

        9.2    Indemnification.

          (a)   The Seller hereby indemnifies the Purchaser against and agrees to hold it harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses actually incurred in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) ("Damages") incurred or suffered by the Purchaser arising out of (i) any misrepresentation or breach of warranty or breach of covenant or agreement made or to be performed by the Seller pursuant to this Agreement, (ii) the Retained Assets or the Retained Liabilities or (iii) the ownership and operation of the Business prior to the Closing (except that the Seller shall not have any liability for any Damages arising out of or with respect to the condition (including breaches) or suitability for use of the Assets (other than pursuant to clause (i) of Section 9.2(a))); provided, however, that (A) the Purchaser shall not make a claim against the Seller for indemnification under Section 9.2 for Damages unless and until the aggregate amount of such Damages exceeds $100,000 (the "Seller Basket"), in which event the Purchaser may claim indemnification only for Damages in excess of the Seller Basket and (B) the aggregate maximum liability of the Seller under clause (i) of this Section 9.2(a) shall not exceed $6,875,000.

          (b)   The Purchaser hereby indemnifies the Seller against and agrees to hold the Seller harmless from any and all Damages incurred or suffered by the Seller arising out of (i) any misrepresentation or breach of warranty or breach of covenant or agreement made or to be performed by Purchaser pursuant to this Agreement and (ii) the ownership and operation of the Business after the Closing; provided, however, that (A) the Seller shall not make a claim against the Purchaser for indemnification under this 9.2(b) for Damages unless and until the aggregate amount of such Damages exceeds $100,000 (the "Purchaser Basket"), in which event the Seller may claim indemnification for Damages in excess of the Purchaser Basket and (B) Purchaser's maximum liability under clause (i) of this Section 9.2(b) shall not exceed $6,875,000.

        9.3    Procedures.

          (a)   The party seeking indemnification under Section 9.2 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding ("Claim") in respect of which indemnity may be sought and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

          (b)   Subject to the limitations set forth in this Section 9.3, the Indemnifying Party shall be entitled to control the defense, and appoint lead counsel for such defense, of any Claim asserted by any third party ("Third Party Claim"), in all cases at the Indemnified Party's expense.

          (c)   If the Indemnifying Party assumes the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.3, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not include an unconditional release of the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

          (d)   Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

          (e)   Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, to mitigate any claim or indemnity for any Damages payable under Section 9.2.

          (f)    Notwithstanding any provision in this agreement to the contrary, the Seller shall have the sole right, with counsel of its choice, to defend and/or settle any claim, action or proceeding (i) in which a Governmental Authority has instituted or asserted a claim, whether directly or indirectly (including, without limitation, by counterclaim, cross-claim, third party claim, interpleader or otherwise), (ii) seeking injunctive relief, (iii) involving a class action, (iv) involving allegations of criminal activities, or (v) involving allegations of violations of the Racketeering Influenced and Corrupt Organizations Act, as amended or any securities or antitrust Law (a "Non-Assumable Claim") and Purchaser will not be entitled to assume defense thereof; provided, however, that the Seller shall consult with Purchaser before settling any Non-Assumable Claim. If the Seller assumes the defense of a Non-Assumable Claim, it must pursue such defense, settlement or negotiation diligently and in good faith. Upon the receipt by the Seller of an offer of compromise relating to such Non-Assumable Claim that includes an unconditional release of the Seller from, or upon entry of a final judgment with respect to, such Non-Assumable Claim (and such offer to compromise or judgment requires primarily the payment of money), the Seller shall promptly inform Purchaser of such offer or judgment, together with a description of the material terms and conditions of such offer or judgment. Purchaser shall have the right to terminate its liability for Damages with respect to the Non-Assumable Claim that is the subject of such an unconditional offer of compromise or judgment upon its irrevocable offer to the Seller to pay the amount contained in such offer to compromise or judgment. Upon receipt, in the form of immediately available funds, by the Seller of the amount contained in such offer to compromise or judgment and payment of all other Damages suffered or incurred by it in connection with such Non-Assumable Claim, Purchaser shall have no further liability to the Seller with respect to such Non-Assumable Claim.

        9.4    Calculation of Damages.

          (a)   The amount of any Damages payable under Section 9.2 by the Indemnifying Party shall be net of any (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor and (ii) any current tax benefit realized therefrom. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

          (b)   Notwithstanding any other provision of this Agreement to the contrary, if at the Closing the Indemnified Party knows or has been advised by the Indemnifying Party that one or more of the representations and warranties made by the Indemnifying Party is inaccurate as of the Closing Date or the date made, then the Indemnified Party shall have no right or remedy after the Effective Time with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof.

        9.5    Assignment of Claims.    Without limiting the generality of the last sentence of Section 9.4, if the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 9.3 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a "Potential Contributor") based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment

        9.6    Fraud; Intentional Misrepresentation.    Notwithstanding any provision to the contrary contained in this Agreement, no limitation on liability shall apply to any claim based on fraud or intentional misrepresentation.

        9.7    Sole Remedy.    Except as otherwise expressly provided in this Agreement, the Seller and the Purchaser hereby acknowledge and agree that the sole and exclusive remedy of the Seller and the Purchaser with respect to any and all Damages relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 9. Except as set forth in this Agreement, neither the Seller nor the Purchaser is making any representation, warranty, covenant or agreement with respect to the matters contained herein.

ARTICLE X

MISCELLANEOUS

        10.1    Notices.    All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be delivered by hand or recognized overnight courier.

If to the Seller:	Advanced TelCom Group, Inc. c/o GE Vendor Financial Services 10 Riverview Drive Danbury, CT 06810 Attn: General Counsel Facsimile: (203) 749-4534
And a copy to:	King & Spalding LLP 1185 Avenue of the Americas New York, NY 10036-4003 Attn: Roth Kehoe, Esq. Facsimile: (212) 556-2222
If to the Purchaser:	Eschelon Telecom, Inc. 730 2nd Ave. S. Suite 900 Minneapolis, MN 55402 Attn: President Facsimile: (612) 436-6726
With a copy to:	Piper Rudnick LLP 1775 Wiehle Avenue Suite 400 Reston, Virginia Attn: Edwin M. Martin, Esq. Facsimile: (703) 773-5000

        All notices, requests, consents and other communications hereunder shall be deemed to have been delivered (a) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above or (b) if sent by overnight courier, on the next Business Day following the day such notice is delivered to the recognized overnight courier service.

        10.2    Entire Agreement.    This Agreement and the Confidentiality Agreement embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement or the Related Agreements shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement or the Related Agreements.

        10.3    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

        10.4    Assignment.    Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Purchaser may assign all or part of its rights and obligations under this Agreement and any of the Related Agreements to one or more direct or indirect Subsidiaries without consent of any party hereto or thereto.

        10.5    Modifications and Amendments.    The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

        10.6    Waivers and Consents.    The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

        10.7    No Third Party Beneficiary.    Except with respect to Article VII and as provided in Section 9.1, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

        10.8    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        10.9    Publicity.    No party to this Agreement shall make, or cause to be made, any press release or public announcement or filing in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser and the Seller, except as may be required by Law or any listing agreement related to the trading of the shares of such party on any national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement or filing shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making such public announcement or filing.

        10.10    Governing Law; Jurisdiction.    This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of New York, without giving effect to the conflict of law principles thereof. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served in any manner authorized by the laws of the State of New York. Judgment upon any award may be entered in any court having jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

        10.11    Force Majeure.    In the event that the Seller or the Purchaser is prevented from performing or is unable to perform any of its obligations under this Agreement due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, act of terrorism, material unavailability, or any other cause beyond the reasonable control of the party invoking this Section 10.11, and if such party shall have used commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Notwithstanding the foregoing, if such party is not able to perform within 60 calendar days after the event giving rise to the excuse of Force Majeure, the other party may terminate this Agreement.

        10.12    Execution by Facsimile; Counterparts.    This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

        10.13    Headings and Captions.    The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

        10.14    Expenses.    Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding any provision to the contrary contained herein, (i) the Seller, on the one hand, and the Purchaser, on the other hand, shall each pay one half of all fees and expenses of Kelley, Drye & Warren LLP and (ii) the Purchaser shall pay all costs and expenses (including attorneys fees and expenses), or reimburse the Seller if Seller or ATI pays subject to prior authorization from the Purchaser which shall not be unreasonably withheld, with respect to the Audit and with respect to obtaining any required authorizations, consents, orders, approvals, guaranties, bonds and estoppel certificates, including the authorizations, consents, orders, approvals, guaranties, bonds, letters of credit and estoppel certificates described on Schedule 8.2(b).

        10.15    Interpretation.    The parties hereto acknowledge and agree that (i) each party and its counsel, if so represented, reviewed and negotiated the terms and provisions of this Agreement, excluding Schedules, and have contributed to its revision and (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.

        10.16    Further Assurances.    From time to time after the Closing Date, at the reasonable request of the other party to this Agreement and at the expense of the party so requesting, each of the parties to this Agreement shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement. In addition, after the Closing Date, (a) any amounts received by the Seller or any of its Affiliates with respect to operation of the Business after the Closing shall be held by the Seller or such Affiliate for the benefit of the Purchaser and delivered within ten business days after receipt to the Purchaser and (b) any amounts received by the Purchaser or any of its Affiliates (including ATI and SCS) after the Closing with respect to operation of the Business prior to the Closing (other than with respect to Assets, including any amounts received pursuant to Accounts Receivable) shall be held by the Purchaser or such Affiliate for the benefit of the Seller and delivered within ten business days of receipt to the Seller.

        [signatures on next page]

        IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

ADVANCED TELCOM GROUP, INC.
By	/s/ DAVID M. O'NEILL David M. O'Neill President
ESCHELON TELECOM, INC.
By	/s/ RICHARD A. SMITH Richard A. Smith President and CEO

Schedule 2.6(b)

Retained Assets

1.
Four Thinkpad T41 Laptops and one Dell Laptop.

2.
Rights and interests in the Oracle contract and associated licenses related to the ATI Business (for the avoidance of doubt, the Retained Assets will not include the financial data, which, without the Purchaser obtaining an appropriate Oracle license, will be delivered in an Oracle non-proprietary format)

3.
Rights and interests in GE Support Central

4.
Rights and interests in GE Purchase Systems (Ulysses, eInvoice, etc.)

5.
Rights and interests in benefit plans, insurance, payroll processing and other processes/systems associated with employee benefits

6.
Rights and interests in the Travel and Living System—Employees will be transitioned back to ATI T&L system

7.
Rights and interests in all Six Sigma training materials and documents associated with Six Sigma

8.
All domain names employing any part or variation of the "GE" name, the name of any Subsidiary or Affiliate of GE (other than the Companies and/or pursuant to any other agreement between any Subsidiary or Affiliate of GE and the Purchaser or any Affiliate of the Purchaser) or any similar tradename, trademark, logo and service mark and any other tradenames, trademarks, identifying logos and service marks not used solely in connection with the Business

9.
The performance bonds and letters of credit listed on Exhibit A hereto

10.
Deferred Tax Assets

11.
Goodwill

Schedule 2.7

Retained Liabilities

1.
Assessments received from the General Electric Company

2.
Universal Service Fund (USF) charges billed to customer but not included in the Accounts Receivable prior to the Closing Date

3.
Customer billed taxes and surcharges billed to customers but not included in the Accounts Receivable prior to the Closing Date

4.
Invoices that are due prior to the Closing Date

5.
Charges associated with benefit plans, insurance, payroll processing and other processes/systems associated with employee benefits through the Closing Date

6.
All intercompany debt

Schedule 4.6

Financial Statements

Please see the attached unaudited balance sheet and related statement of income of the Companies as of December 31, 2003 and unaudited balance sheet and related statements of income of the Companies for the nine month period ended September 30, 2004.

Advanced Telcom, Inc.
Consolidated Balance Sheets

	Dec-03 Consolidated	Sep-04 Consolidated
Cash and Cash Equivalents	9,962	9,399
End User Accounts Receivable	3,285,363	3,973,806
CABS Accounts Receivable	229,688	243,683
Unbilled Revenue	1,835,278	1,838,564
Prepaid Expenses and Other	525,360	665,175
Total Current Assets	5,885,651	6,730,627
PP&E, net	6,755,823	7,065,155
Customer Intangible, net	0	0
Investment in Subsidiary	0	0
Goodwill	0	0
Total Assets	12,641,474	13,795,782
Accounts Payable	876,066	396,391
Accrued Carrier Costs	1,435,763	3,394,544
Accrued Customer Billed and Other Taxes	2,680,483	3,263,231
Accrued Other	2,861,020	2,733,057
Income Taxes, Current and Deferred (excl Pre Acqu NOLs)	49,331	12,986
Deferred Revenue, net	0	0
Customer Refunds	377,371	75,536
Capital Leases	417,885	345,927
Total Liabilities	8,697,919	10,221,672
Total Intercompany Balances	(3,483,044)	(4,346,741)
Common Stock	5,450,917	5,450,917
Retained Earnings	1,975,682	2,469,934
Total Shareholder's Equity	7,426,599	7,920,851
Combined Intercompany and Equity	3,943,555	3,574,110
Total Liabilities and Shareholder's Equity	12,641,474	13,795,782

Advanced Telcom, Inc.
Consolidated Income Statements

	May 15 to Dec 31, 2003	Jan 1 to Sep 30, 2004
Revenue
Local Facilities	11,620,223	14,148,060
Local Resale & UNEP	7,884,071	8,191,799
Carrier Access Billing Service	3,239,468	3,104,941
LD Revenue	9,651,532	10,926,570
Internet Revenue	7,050,866	8,610,568
Prepaid Revenue	0	0

Total Revenue	39,446,160	44,981,938

COS
Local Facilities COS	5,265,865	6,292,739
Local Resale & UNEP COS	5,503,334	5,516,284
LD COS	3,265,886	3,816,260
Internet COS	634,479	752,567
Lab COS	0	0
Taxes, Surcharges, Late Fees COS	198,172	34,586
Other COS	(28,303)	1,867,517

Total COS	14,839,433	18,279,953

Gross Margin	24,606,727	26,701,985

Network Operating Expenses:
Facility Leases	976,957	1,219,845
Network Backbone Costs	3,337,134	3,070,532
Network Monitoring	75,891	102,932
Maintenance & Repair — Network	286,121	513,717
Vehicle Expense	36,231	50,251

Total Network Operating Expenses:	4,712,334	4,957,277

Gross Margin after Network Costs	19,894,393	21,744,708

Operating Expenses
Personnel Costs:
Wages	6,807,330	8,752,934
GE Continuity of Service	2,567,410	3,265,435
Capitalized Labor	(485,137)	(305,580)
Non-Employee Temp Labor	827,244	592,153
GECIS	0	0
Travel and Entertainment	154,115	205,385
Seminars and Training	76,838	70,708
Employee Relations	23,115	21,770
Recruiting and Employee Relocation	16,986	29,086

Total Personnel Costs:	9,987,901	12,631,891

Sales and Marketing:
Commissions	707,509	1,204,686
Marketing	84,823	361,991

Total Sales and Marketing:	792,332	1,566,677

Facility Expenses:
Office Lease & Warehouse Rent	902,780	1,186,647
Maintenance & Repair	148,807	162,158
Office Supplies, FF&E	179,318	157,709
Telephone	196,526	173,591
Postage	15,415	23,557
Subsciptions/Dues	2,955	2,340
Utilities	268,045	283,269
Moving Costs	(111)	252,432

Total Facility Expenses:	1,713,735	2,241,703

Legal, Accounting, Regulatory:
Legal Expense	293,726	249,927
Regulatory Expense	174,133	91,163
Accounting Expense	112,888	107,886
Bank Fees	43,171	54,888

Total Legal, Accounting, Regulatory:	623,918	503,864

OSS/BSS Costs:
Software License Fees	150,159	144,111
Hardware and Software Maint/Support	583,009	535,785
Billing Expense	616,682	643,436
Alpharetta Data Processing	0	99,000
Computer Supplies	0	32,321
OSS Consulting	69,541	126,140

Total OSS Costs:	1,419,391	1,580,793

Depreciation & Amortization:
Depreciation	491,282	1,015,497
Amortization	48,992	62,136

Total Depreciation & Amortization:	540,274	1,077,633

Management Fee	450,877	631,219
Unidentified Cost Savings	266	0

Total Controllable Expense	15,528,694	20,233,780

Bad Debt	204,446	69,273
GE Assessments	157,739	626,383
Accounting Expense	(229)	0

Total Operating Expenses:	15,890,650	20,929,436

Operating lncome/(Loss)	4,003,743	815,272

Loss on Disposal of Property, Plant, and	890	0

Total Other Losses	890	0

Total Operating Income/(Loss)	4,002,853	815,272

Interest Expense	736,822	0

Management Interest Expense	0	0
Interest Income	2,250	2,339
Other Income	0	0

lncome/(Loss) before Income Taxes	3,268,281	817,611
Provision for Taxes	1,292,610	323,366

Net lncome/(Loss)	1,975,671	494,245

Consolidated Net Income	1,975,671	494,245
Less:
Interest Income	2,250	2,339
Gain on sale of Assets	(890)	0
Plus:
Income Taxes	1,292,610	323,366
Interest Expense	736,822	0
Depreciation Expense	491,282	1,015,497
Amortization Expense	48,992	62,136

EBITDA	4,544,017	1,892,905

Schedule 4.11(a)

Leased Real Property

Landlord	Address
The Berkowitz Family	19 Old Courthouse Square Santa Rosa, CA 95404
WVB Holdings, LLC	463 Aviation Blvd, Suite 100 Santa Rosa, CA 95404
Retro, LLC	198 Commercial Street Salem, OR 97301
U.S. Band, N.A., Trustee of the Condon Trust	810 S.E. Belmont, Portland, OR
Shaub Properties, Inc. c/o Kellis Commercial Inc.	1124 Broadway Tacoma, WA 98409
Yesterday's Village, Inc.	115 West Yakima Avenue, Suite 240 Yakima, WA 98902
Hartmann Limited Partnership and William Ludwig Hartmann Marital Trust (agent and Property Manager is Coast Management Co, Inc)	2939 Colby Avenue Everett, Washington, 98206
200 South Virginia Investments, LLC	200 Virginia Street Reno NV 89511

Schedule 4.13

Permits

        Please see the attached lists of (i) ATI's telecommunications certifications (as of 10/6/2004), (ii) ATI's qualifications to do business (as of 10/6/2004), (iii) SCS's telecommunications certifications (as of 10/6/2004), (iv) SCS's qualifications to do business (as of 10/6/2004), (v) ATI's franchise agreements, (vi) environmental permits and (vii) miscellaneous matters.

Schedule 4.13
Advanced TelCom, Inc.
Telecommunications Certificates
(as of 10/6/2004)

Jurisdiction	Type of Telecommunications Certification
Federal	Sec 214 certification
Arizona	LD Only
Arkansas	LD Only
California	Local and LD
Delaware	LD Only
District of Columbia	LD Only
Florida	LD Only
Idaho	LD Only
Illinois	LD Only
Indiana	LD Only
Kentucky	LD Only
Massachusetts	LD Only
Minnesota	LD Only
Nevada	Local and LD
New Jersey	LD Only
Oregon	Local and LD
Pennsylvania	LD Only
Texas	LD Only
Utah	LD Only
Virginia	LD Only
Washington	Local and LD
Wyoming	LD Only

Schedule 4.13
Advanced TelCom, Inc.
Qualifications to do Business
(as of 10/6/2004)

Jurisdiction
Arizona
Arkansas
California
Connecticut
Delaware
District of Columbia
Florida
Idaho
Illinois
Indiana
lowa
Kentucky
Massachusetts
Michigan
Minnesota
Missouri
Montana
Nevada
New Jersey
New York
North Carolina
Ohio
Oklahoma
Oregon
Pennsylvania
South Carolina
Texas
Utah
Virginia
Washington
Wisconsin
Wyoming

Schedule 4.13
Shared Communications Services, Inc.
Telecommunications Certifications (as of 10/6/2004)

Jurisdiction	Type of Telecommunications Certification
Federal	Sec 214 certification
Arizona	LD Only
California	Local and LD
Colorado	LD Only
Delaware	LD Only
Florida	LD Only
Idaho	LD Only
Illinois	LD Only
Indiana	LD Only
Maryland	LD Only
Massachusetts	LD Only
Minnesota	LD Only
Missouri	LD Only
Montana	LD Only
Nevada	Local and LD
New Jersey	LD Only
New York	LD Only
North Carolina	LD Only
Ohio	LD Only
Oklahoma	LD Only
Oregon	Local and LD
Pennsylvania	LD Only
South Carolina	LD Only
Texas	LD Only
Utah	LD Only
Virginia	LD Only
Washington	Local and LD

Kentucky	Application to provide LD services pending.

Schedule 4.13
Shared Communications Services, Inc.
Qualifications to do Business (as of 10/6/2004)

Jurisdiction
Arizona
Arkansas
California
Colorado
Connecticut
Delaware
Florida
Idaho
Indiana
Kentucky
Massachusetts
Minnesota
Missouri
Montana
Nevada
New Jersey
North Carolina
Ohio
Oklahoma
Oregon
Pennsylvania
South Carolina
Tennessee
Texas
Utah
Virginia
Washington
Wisconsin

Schedule 4.13
Advanced TelCom
Franchise Agreements

State	City	Franchise Agreement
OR	City of Albany	Franchise Agreement
OR	City of Eugene	Ordinance No. 20167
OR	City of Salem, Oregon	Telecommunications Franchise Agt.-Ordinance 39-99
OR	City of Springfield, Oregon	Public Way Use Agreement
WA	City of Bellingham	Ordinance No. 200-12-085
WA	City of Bothell	Ordinance No. 1823
WA	City of Everett-City Hall	Revocable General Permit for Right of Way
WA	City of Fife	Ordinance #1238
WA	City of Lacey*	Temporary Right of Way
WA	City of Lynnwood	Ordinance #2326
WA	City of Mountlake Terrace, Washington	Ordinance No. 2272
WA	City of Olympia*	Ordinance No. 5816
WA	City of Puyallup	Franchise Ordinance
WA	City of Tacoma	Franchise Agreement
WA	City of Yakima	Ordinance #2000-13, 2001-67
WA	Pierce County Council*	Ordinace No. 99-72
WA	Snohomish County Council	Right of Way Franchise
WA	Thurston County Rights-of-Way	Telecommunications Nonexclusive Franchise

*  Agreement/Ordinance has expired.
Currently working with city to renew.

Schedule 4.13
Environmental Permits

Market/Manager/Phone	Permit Issued By	Address	Date of Issue	Date of Expiration	Permit #	Permit Type
Everett, WA—Don McKay 425-339-4190	Everett Fire Dept	2939 Colby Avenue	5/7/2003	Valid until change in use or ownership	2003-047	Install or Operate Stationary lead-acid battery sys.
Salem (Central) OR—Ron Flores 503-485-4006	City of Salem Fire Dept.	198 Commercial Street, SE, Suite 160	3/28/2003	3/28/2005		Combustible Liquids, Class II
Portland, OR—Mike Jones 503-963-4670	City of Portland Fire Prevention	810 SE Belmont Street	4/16/2003	Valid as long as tank resides @ 810 SE Belmont address	030790	Tank Permit
Reno, NV—Bill Adams 707-284-4020 (on-site Brad Ryals 775-284-4016)	Nevada State Fire Marshall	200 S. Virginia Street	4/1/2003	3/31/2005	57018-52246	Haz Mat Storage
same as above	District Health Dept.		n/a	9/30/2005	A03-0011	Permit to Operate Air Pollution/Emissions
Santa Rosa—Bill Adams 707-284-4020	City of SR Fire Dept.	19 Old Courthouse Square	11/26/2003	7/31/2005	4452	Consolidated Permit to Operate HazMat Storage Range 3

Schedule 4.13
Miscellaneous

        1.     Advanced TelCom, Inc. and Shared Communications Services, Inc. have numerous business licenses that are maintained by their outside tax service, Tax Partners.

        2.     Although not currently used, Advanced TelCom, Inc. has the following d/b/a's on file with various Secretaries of State: Advanced TelCom Group and ATG.

Schedule 4.14
Intellectual Property

  (i)
  Please also see the attached list of Licensed Intellectual Property.

  (ii)
  Owned Intellectual Property (below)

        Advanced TelCom: IT Developed Applications

Application	Technology
SOFA (Sales Order Form Application)	Delphi, Oracle, XML, SOAP
SCORE (Sales Commission Online Reporting Environment)	Delphi, MSSQL
Product Catalog	Delphi, Oracle, XML
User Security	Delphi, Oracle
CoRe (Corporate Reporting)	CSP, MSSQL, Crystal Enterprise
E911 Utility	Delphi, MSSQL
Auto Agents	Delphi, MSSQL, Oracle, XML, ISAPI
App Loader	Delphi, SOAP
Switch Connect	Delphi, MSSQL

Vendor	Product
Call Vision, Inc.	I-Report, I-Statement
Citrix Systems	MetaFrame / Nfuse: 5 servers, 50 concurrent users
Crystal Decisions (Business Objects)	Crystal Enterprise Reporting 20 concurrent, 10 named licenses
DDP, Inc.	LIDS Hosted Billing services
Embarcadero Technologies	(1) DBArtisan, (1) PL/SQL Debugger
Esker Software	SmartTerm V10 TS Licenses
FinePrint Software	pdfFactory
Granite Systems	Xpercom/Xng maintenance
Granite Systems	Xpercom Installation Services
Hickory Tech Corp. Information Solutions	Carrier Access Billing Services
Intrado, Inc.	E911 service address validation clearinghouse
Intuit Information Technology Solutions	Track-It! Enterprise, 25 Named Technicians, 600 PC Audits
MapInfo Corporation	MapInfo Discovery, StreetInfo Display, ExchangeInfo
MapInfo Corporation	MapInfo Discovery, StreetInfo Display, ExchangeInfo
Carrier Management Systems, Inc.	NAMS
Noetix	NoetixViews for Oracle GL, AP, FA, Pur, EUL
Olympic Data Services, Inc.	Postage fees for Bill mailing
Olympic Data Services, Inc.	DDP/LIDS invoice printing/mailing services
Pervasive Software (DataJunction)	DataJunction Enterprise, Content Extractor, Standard Engine (1 each)
Quest Software	SQL Navigator, 4 licenses
Red-Gate Software	SQL Bundle
Retail Lockbox, Inc.	ATI bill payment lockbox service
Riverbed Technology, Inc.	Steelhead 500, 1000, 2000 network appliances
Salesnet Inc.	Salesnet Extended 65 Subscriptions
Serence, Inc.	KlipFolio Enterprice 100 Users
Somix Technologies	What's-Up, Denika — 1 server
STEP 9 Software Corp.	iCustomer SDX maintenance
STEP 9 Software Corp.	iCustomer SDX license
STEP 9 Software Corp.	iCustomer SDX Administrative Support — 500 Hours
Universal Access	LATTIS Pro Software
Veritas Software Corp.	Backup-Exec, NetBackup
Vibrant Solutions, Inc.	COA / ViewLogic, Unlimited licenses
Vibrant Solutions, Inc.	COA / ViewLogic, Support
Vibrant Solutions, Inc.	Qwest EDI 811
Vibrant Solutions, Inc.	SBC EDI 811

Schedule 4.15

Labor Matters

Please see the attached list of current ATI Employees and current GEBPS employees that will be transferred to ATI at or prior to the Closing.

(Please note that vacation balances will be finalized on the Closing Date.)

Schedule 4.15 Employees
Vacation Balances Will Be Confirmed as of the Closing Date

Company		Earn as You Go	Annual Weeks of Vac Elig	Annual Vac Days	Vac Bal as of 9/12/04 (incl. carry- over)	Projected as of 12/31/04 (incl. carry-over)	Projected Carry-over Ballance 1/1/2005	Annual Salary	Projected 2004 Bonus
ATI	1	Y	2	10	13.5	16	16	70,500
ATI	2	N	2	10	8	8	0	45,800
ATI	3	Y	4	20	1	6	10	65,700
ATI	4	N	2	10	3.5	3.5	0	27,200
ATI	5	N	3	15	6	6	2.5	60,000
ATI	6	N	3	15	5.5	5.5	-0.5	37,700
ATI	7	Y	3	15	2	15	17	52,000
ATI	8	N	2	10	6	6	1	36,300
ATI	9	Y	3	15	38	42	26	50,000
ATI	10	Y	2	10	9	11.5	10	55,200
ATI	11	N	3	15	0.5	0.5	2.5	37,600
ATI	12	Y	2	10	16.5	19	13	25,700
ATI	13	Y	4	20	40	45	34.5	83,200
ATI	14	Y	4	20	2.5	7.5	3.5	71,300
ATI	15	N	3	15	16	16	16	44,000
ATI	16	N	2	10	0	-5	0	26,500
ATI	17	N	3	15	9.5	9.5	6.5	30,900
ATI	18	N	4	20	12.5	12.5	8.5	31,300
ATI	19	N	2	10	11	6	6	43,000
ATI	20	N	2	10	5	5	5	31,500
ATI	21	N	2	10	11	6	6	31,500
ATI	22	N	3	15	6	6	0	60,000
ATI	23	N	3	15	40.5	40.5	24.5	60,700
ATI	24	Y	2	10	5	7.5	7.5	57,700
ATI	25	Y	3	15	41	45	45	88,000
ATI	26	N	3	15	43	43	43	34,100
ATI	27	Y	2	10	10	12.5	12.5	85,000
ATI	28	Y	2	10	6	8.5	2.5	74,500
ATI	29	Y	3	15	8	12	12	81,000
ATI	30	N	2	10	11	6	6	43,000
ATI	31	N	2	10	8	8	11	32,900
ATI	32	N	2	10	-3.5	0	0	40,100
ATI	33	N	2	10	1.5	1.5	0	38,400
ATI	34	Y	2	10	8.5	11	0	31,500
ATI	35	N	2	10	10	5	5	31,500
ATI	36	N	2	10	5	5	5	36,400
ATI	37	Y	2	10	1	3.5	4.5	33,400
ATI	38	N	2	10	6	1	0	33,000
ATI	39	Y	3	15	4.5	8.5	8.5	71,100
ATI	40	Y	3	15	10.5	14.5	9.5	49,200
ATI	41	N	2	10	9.5	9.5	1.5	52,400
ATI	42	N	3	15	24.5	24.5	16.5	46,600
ATI	43	Y	2	10	2	4.5	3	73,000
ATI	44	N	2	10	1	1	0	28,000
ATI	45	N	2	10	6	6	0	27,200
ATI	46	Y	3	15	33.5	37.5	37.5	68,200
ATI	47	Y	3	15	15.5	19.5	18.5	29,000
ATI	48	Y	2	10	-3	0	0	42,500
ATI	49	N	3	15	13	13	13	35,100
ATI	50	Y	2	10	2.5	5	0	64,300
ATI	51	Y	2	10	8	10.5	7.5	61,000
ATI	52	Y	2	10	6.5	9	8	36,500
ATI	53	N	2	10	6.5	6.5	2	47,200
ATI	54	N	3	15	26	26	25	33,000
ATI	55	Y	2	10	-2.5	0	10	148,600	12,500
ATI	56	Y	2	10	12	12	12	25,000
ATI	57	Y	3	15	19.5	23.5	23.5	48,200

ATI	58	N	4	20	10	10	8	42,600
ATI	59	N	2	10	10	10	0	45,400
ATI	60	Y	3	15	18.5	22.5	14.5	28,000
ATI	61	N	2	10	11.5	11.5	0.5	52,002
ATI	62	N	2	10	11	9.5	0	30,000
ATI	63	Y	3	15	10.5	14.5	9.5	67,000
ATI	64	N	2	10	3	3	0	42,500
ATI	65	N	3	15	19.5	19.5	9.5	65,900
ATI	66	N	2	10	10	5	0	31,200
ATI	67	Y	2	10	11.5	14	19	94,000
ATI	68	Y	3	15	15	19	19	96,500
ATI	69	N	2	10	9	9	2	47,200
ATI	70	N	2	10	6	6	0	30,400
ATI	71	N	3	15	16	16	8.5	62,000
ATI	72	Y	2	10	2.5	5	0	65,000
ATI	73	Y	2	10	1	3.5	2.5	25,000
ATI	74	Y	2	10	0.5	3	1	30,000
ATI	75	N	2	10	11	6	0	41,500
ATI	76	N	2	10	6.5	6.5	0	41,200
ATI	77	Y	2	10	8.5	11	11	50,000
ATI	78	N	2	10	9	9	9	36,300
ATI	79	N	2	10	0.5	0.5	0.5	38,000
ATI	80	N	3	15	25.5	25.5	25.5	66,500
ATI	81	N	2	10	12.5	12.5	12.5	38,000
ATI	82	N	3	15	12.5	12.5	5.5	28,500
ATI	83	Y	2	10	8.5	11	5	52,000
ATI	84	Y	2	10	2.5	5	0	30,000
ATI	85	Y	3	15	6.5	10.5	11.5	34,200
ATI	86	Y	3	15	27.5	31.5	16.5	40,000
ATI	87	Y	3	15	6.5	10.5	9	60,000
ATI	88	N	4	20	13	13	-1	36,500
ATI	89	Y	4	20	7.5	12.5	6.5	83,500
ATI	90	Y	2	10	7.5	10	0	25,000
ATI	91	N	2	10	9.5	9.5	1.5	53,300
ATI	92	N	2	10	4	4	0	45,400
ATI	93	N	3	15	18	18	18	38,000
ATI	94	N	2	10	7	7	7	45,500
ATI	95	Y	3	15	16.5	20.5	20.5	73,600
ATI	96	Y	2	10	13.5	18	15	76,300
ATI	97	Y	3	15	13	17	17	92,500
ATI	98	N	3	15	35	35	35	37,600
ATI	99	Y	2	10	-1.5	1	2	26,000
ATI	100	Y	3	15	11	15	7	65,800
ATI	101	N	2	10	7	7	7	38,700
ATI	102	Y	2	10	7	9.5	0	25,000
ATI	103	N	4	20	-1	-1	-2.5	44,000
ATI	104	N	2	10	-1	-1	1	36,200
ATI	105	N	2	10	25.5	25.5	15	28,200
ATI	106	N	2	10	10	10	7	28,900
ATl	107	Y	2	10	9.5	12	5.5	26,250
ATI	108	Y	3	15	3.5	7.5	7.5	84,000
ATI	109	N	2	10	8	8	3	30,500
ATI	110	Y	2	10	2.5	5	0	37,000
ATI	111	N	2	10	9	4	0	26,000
ATI	112	Y	2	10	5.5	8	0	30,000
ATI	113	N	4	20	24.5	24.5	21.5	33,100
ATI	114	Y	3	15	12.5	16.5	16.5	62,300
ATI	115	N	2	10	11	11	0	45,400
ATI	116	Y	3	15	15.5	19.5	19.5	73,500
ATI	117	N	3	15	8	8	8	42,600

ATI	118	N	2	10	11	6	0	40,500
ATI	119	Y	3	15	6.5	10.5	10.5	92,000
ATI	120	N	2	10	11	6	0	38,500
ATI	121	Y	3	15	-1.5	2.5	-1.5	33,000
ATI	122	Y	3	15	14	18	18	117,000
ATI	123	Y	2	10	2.5	5	0	75,000
ATI	124	Y	4	20	18.5	23.5	17.5	89,000
ATI	125	N	3	15	14.5	14.5	14.5	47,600
ATI	126	N	2	10	4.5	4.5	2.5	31,700
ATI	127	N	2	10	19.5	19.5	15.5	40,001
ATI	128	N	4	20	13	13	16	41,300
ATI	129	Y	2	10	2.5	5	5	83,000
ATI	130	Y	3	15	15	19	17	70,500
ATI	131	Y	2	10	1.5	4	0	81,500
ATI	132	N	3	15	3.5	3.5	0	54,000
ATI	133	Y	2	10	3	5.5	1.5	53,500
ATI	134	Y	2	10	15.5	18	9	75,000
ATI	135	Y	2	10	4.5	7	0	93,000
ATI	136	Y	2	10	9	11.5	11.5	67,000
ATI	137	Y	2	10	6	8.5	0	30,000
ATI	138	Y	2	10	1.5	4	4	101,000
ATI	139	N	3	15	1	1	0	79,000
ATI	140	Y	3	15	16	20	18	74,000
ATI	141	N	2	10	7.5	7.5	0	32,500
ATI	142	N	3	15	7.5	7.5	7.5	55,000
ATI	143	N	3	15	33.5	33.5	27.5	40,700
ATI	144	N	2	10	11	11	0
ATI	145	Y	3	15	21.5	25.5	25.5	52,000
ATI	146	N	2	10	3	3	0	32,000
ATI	147	Y	4	20	1	6	3	53,600
ATI	148	Y	2	10	8	10.5	2.5	69,000
ATI	149	Y	2	10	12	14.5	14.5	55,000
ATI	150	N	2	10	8	8	8	43,000
ATI	151	Y	3	15	13.5	17.5	9.5	86,400
ATI	152	N	2	10	6	1	0	26,000
ATI	153	Y	2	10	2	4.5	5.5	44,500
ATI	154	N	2	10	6	6	0	27,000
ATI	155	N	2	10	5	5	7	37,800
ATI	156	N	3	15	8	8	9	63,200
ATI	157	N	2	10	5.5	5.5	0.5	29,000
ATI	158	N	2	10	6	6	0	30,000
ATI	159	Y	3	15	10	14	4	74,500
ATI	160	Y	3	15	22.5	26.5	17.5	88,300
ATI	161	Y	3	15	27	31	26	72,200
ATI	162	N	2	10	6	6	0	27,500
ATI	163	Y	2	10	13	15.5	15.5	42,500
ATI	164	Y	3	15	21.5	25.5	25.5	78,500
ATI	165	Y	2	10	7.5	10	0	27,500
ATI	166	Y	2	10	15.5	18	19	76,800
ATI	167	N	3	15	4.5	4.5	0	33,100
ATI	168	Y	2	10	8.5	11	0	36,000
ATI	169	N	2	10	4	4	3	62,700
ATI	170	N	2	10	8.5	8.5	4.5	40,500
ATI	171	N	4	20	3	3	1	32,400
ATI	172	Y	3	15	8	12	12	125,000
ATI	173	Y	3	15	17.5	21.5	6.5	56,000
ATI	174	Y	3	15	25.5	29.5	25.5	82,000
ATI	175	Y	2	10	1.5	4	0	77,500
ATI	176	N	2	10	5	5	-0,5	28,600
ATI	177	N	3	15	7	7	4	41,500

ATI	178	Y	2	10	0.5	3	3	63,400
ATI	179	N	3	15	11	11	0	37,600
ATI	180	Y	3	15	20.5	24.5	24.5	160,500	57,000
ATI	181	N	3	15	37.5	37.5	24.5	58,100
ATI	182	Y	3	15	14.5	18.5	10	52,100
ATI	183	N	2	10	-1	-1	-1	51,700
ATI	184	N	4	20	18	18	6	49,000
ATI	185	N	3	15	14	14	6.5	33,500
ATI	186	N	2	10	0	0	0	31,000
ATI	187	N	3	15	9.5	9.5	1	31,100
ATI	188	N	2	10	21.5	21.5	21.5	42,000
ATI	189	Y	2	10	-0.5	2	2	39,000
ATI	190	Y	3	15	13.5	17.5	14.5	47,900
ATI	191	Y	2	10	8	10.5	5.5	62,100
ATI	192	N	3	15	8	8	1.5	26,000
ATI	193	Y	3	15	24	28	24	45,200
ATI	194	N	4	20	18	18	13	27,500
ATI	195	Y	2	10	9.5	12	12	30,000
ATI	196	Y	3	15	19.5	23.5	20	50,900
ATI	197	Y	2	10	1	3.5	3.5	136,000	12,500
ATI	198	N	2	10	8	8	5	53,000
ATI	199	N	3	15	16.5	16.5	9	46,000
ATI	200	Y	3	15	10.5	14.5	11.5	37,000
ATI	201	N	2	10	5.5	8	0	40,000
ATI	202	N	2	10	2.5	25	2.5	28,600
ATI	203	Y	2	10	-0.5	2	2	40,000
ATI	204	N	3	15	10	10	8	41,500
ATI	205	N	2	10	6	6	-2	28,000
ATI	206	N	4	20	16	16	17	29,600
ATI	207	Y	2	10	5.5	8	0	42,000
ATI	208	Y	2	10	15.5	18	18	92,500
ATI	209	N	2	10	6	6	0	46,640
ATI	210	N	3	15	9.5	9.5	1.5	58,000
ATI	211	Y	3	15	5	9	9	170,000	34,500
ATI	212	Y	3	15	36.5	40.5	29.5	97,000
ATI	213	Y	3	15	7.5	11.5	11.5	80,000
ATI	214	N	2	10	10	5	0	26,000
ATI	215	Y	3	15	4	8	5	35,000

Schedule 4.15 GEBPS Employees
Vacation Balances Will Be Finalized as of the Closing Date

Company		Earn as You Go	Annual Weeks of Vac Elig	Annual Vac Days	Vac Bal as of 9/12/04 (incl. carry- over)	Projected as of 12/31/04 (incl. carry-over)	Projected Carry-over Ballance 1/1/2005	Annual Salary	Projected 2004 Bonus
GEBPS	1	N	3	15	7	7	0	193,000	84,000
GEBPS	2	N	3	15	6	6	0	79,000
GEBPS	3	N	3	15	9	9	0	81,500	10,000
GEBPS	4	N	6	30	27	27	2	135,000	65,000
GEBPS	5	N	4	20	17	17	0	90,000	16,000
GEBPS	6	N	5	25	14.5	14.5	0	155,000	55,500
GEBPS	7	N	3	15	16	16	0	113,100
GEBPS	8	N	2	10	11	11	0	45,800
GEBPS	9	N	4	20	6	6	0	106,000
GEBPS	10	N	3	15	16	16	0	71,800
GEBPS	11	N	3	15	4	4	0	105,000	10,000
GEBPS	12	Y	2	10	3.5	6	0	125,400	10,000
GEBPS	13	N	3	15	7.5	7.5	0
GEBPS	14	N	4	20	44	44	44	54,600
GEBPS	15	N	4	20	44	44	44	68,500

Schedule 4.16
Employee Benefit Plans

Please see the attached summary.

Benefit Design Comparison Summary

Benefit	Description

Pension
Eligibility	January 1 following employment
Pension Formula	•	Career average, 1.45% pay to breakpoint + 1.9% pay above breakpoint for each year of service
	•	Breakpoint = social security covered compensation minus $12,000 (fixed at $35,000 for 2004-2007)
	•	Minimum benefit: Fixed dollar (based on FAP-3) ranging from $33.00 to $60.00/month/year of service (approximately 1.1% FAP-3 × service)
Covered Pay Definition	Base, overtime, night-shift bonus, commissions, and certain other bonus (50% of E-band)
Vesting	5 years of service
Employee Contributions	•	Mandatory:	3% of pay above $50,000 ($60,000 eff. 1/1/2006) (PPA) provides benefits in addition to pension formula
	•	Voluntary:	3% of pay up to $50,000 ($60,000 eff. 1/1/2006)
Early Retirement	•	Age 60
	•	Unreduced at Age 60
Supplements	•	$15 ($16 eff. 7/1/2005) per month per year of service to age 80% of social security benefit payable if retire between age 60 to 62 with 5 years
	•	$350 per month special supplement if retirement within 3 months of reaching age 60 to 62 with 25 years (expires 7/1/2007) to age 80% of social security benefit payable
Normal Payment Form	5-year certain and life, subsidized spouse annuity

Job Loss Protection
Special Early Retirement Option (SERO) at age 55 with 25 years of pension service (or 30 years of pension service if less than age 55 and nonexempt or hourly) if impacted by Job Loss Event. Plant Closing Pension Option at age 50 with 25 years (or 30 years and less than age 50)...age 55 with 10 years of service. Both options available for retirements through July 1, 2007. Also, protection of supplements and pre-retirement surviving spouse benefit for long service (25 years of pension service and up) employees impacted by job loss.

GE COMPANY CONFIDENTIAL

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Benefit Design Comparison Summary

Benefit	Description

Supplemental Nonqualified Pension Plans	•	Excess plan for benefits in excess of 415 benefit limit. Benefits vest after 5 years of service.
	•	Supplemental plan (if E-band) provides richer formula (60% FAP-3 including 50% social security, pension, and PPA) and includes pay over pay limit. Benefits do not vest until age 60

Savings
Eligibility	Immediate
Employee Contributions	• NHCE:	Up to 30% total pre-tax/after-tax
	• HCE:	Up to 10% pre-tax; 12% total pre-tax/after-tax
	•	Roth contributions permitted
Employer Contributions	50% of first 7% of pay
Pay Definition	Base, overtime, night-shift bonus, commissions, and certain other bonus (50% if E-band)
Vesting	Immediate
Investments
10 choices—GE Stock; Stock Mutual Fund; International Equity Fund; Income Fund; Money Market; Short-Term Interest Fund; U.S. Savings Bonds; Vanguard Institutional Index Fund, Small-Cap Value Equity Fund; Strategic Investment Fund
In-Service Withdrawals	Non-hardships up to 7 per year of non-401 (k) amounts
Investment Switches	Up to 24 per year
Loans	May have 2 outstanding loans (one new loan per year)
Post-Termination Withdrawals	Up to 4 per year; minimum amount $500; or lump sum of entire account

Profit Sharing
Eligibility	No plan
Employee Contributions
Employer Contributions
Pay Definition
Vesting
Investments
In-Service Withdrawals
Investment Switches
Loans
Post-Termination Withdrawals

GE COMPANY CONFIDENTIAL

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Benefit Design Comparison Summary

Benefit	Description

ESOP
Eligibility	No plan
Employee Contributions
Employer Contributions
Pay Definition
Vesting

Supplemental Nonqualified Savings Plans	No plan

Company-Paid Life Insurance
Eligibility	Immediate
Coverage	2.5 × pay ($50,000 minimum)
Covered Pay Definition	Base, certain other bonus (50% if E-band), shift differential
Other	Living benefit for terminally ill

Optional Life Insurance (A Plus)
Eligibility	Immediate
Coverage	1, 2, or 3 × pay
Covered Pay Definition	Base certain other bonus (50% if E-band), shift differential

Employee Contributions	Age	Monthly Rate Per $1,000	Age	Monthly Rate Per $1,000
	<25	$0.05	50-54	$0.26
	25-29	0.06	55-59	0.43
	30-34	0.08	60-64	0.68
	35-39	0.09	65-69	1.27
	40-44	0.10	70+	2.06
	45-49	0.16
Other	Living benefit for terminally ill
Optional Life Insurance (Security Life)
Eligibility	Immediate
Coverage (decreasing term varying by age)	• Option I: 6.00 × pay (<age 30) to 0.16 × pay (age 70+)
• Option II: 12.00 × pay (<age 30) to 0.16 × pay (age 70+)
Employee Contributions	• Option I: 0.45% of pay
• Option II: 0.90% of pay
Other	Living benefit for terminally ill

GE COMPANY CONFIDENTIAL

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Benefit Design Comparison Summary

Benefit	Description

Optional Dependent Life
Benefit
	•	Spouse:	$5,000 to $25,000 in $5,000 increments; $25,000 to $100,000 in $25,000 increments
	•	Children:	$1,000 increments to $4,000 or $10,000
Employee Contributions	•	Spouse:	$0.74 (< age 25) to $1.94 (age 65) per month per $1,000
	•	Children:	$0.13 per month per $1,000

Company-Paid AD&D
Benefit	•	One × pay ($25,000 minimum)
	•	Two × pay if work-related

Optional AD&D (Personal Accident Insurance)
Coverage	•	Employee:	$10,000 increments up to 5x pay (maximum $2,000,000)
	•	Spouse:	$10,000 increments up to $250,000
	•	Children:	20% of spouse coverage
Employee Contributions	•	Employee:	$0.08 per month per $10,000
	•	Dependents:	$0.10 per month per $10,000

Salary Continuation
Eligibility	Immediate
Benefit (100% pay)	•	20 days per rolling year, non-cumulative
	•	All days available for use immediately upon hire
	•	Once used, not available again for 1 calendar year
Benefit (after 100% pay ends)	Salary continuation at 50% pay (minimum 60% up to $550 ($600 eff. 1/1/2006) per week) or 100% at management discretion for 26 weeks
Employee Contributions	None
Eligibility	Immediate

Long-term Disability
Eligibility	Immediate
Benefit	Three options: 50%, 60% or 70% of base pay integrated with disability pension and primary social security. Reduced amount payable after age 65 if disabled prior to age 60.
Employee Contributions	0.40%, 0.55% or 0.70% of base pay if <14 years; 0.20%, 0.35% or 0.45% of pay if >14 years
Disability Definition	Own occupation for 12 months (18 if work-related), any occupation thereafter

GE COMPANY CONFIDENTIAL

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Benefit Design Comparison Summary

Benefit	Description

Medical—Indemnity Plan
Eligibility	Immediate
Benefit	•	Hospital:	100% after $150 ($300 family) copay per admission ($250 if non-preferred hospital)
	•	Surgical:	80% (no deductible)
	•	Other:	80% after deductible
Limits	$2,500,000 lifetime maximum per person
Out-of-Pocket Limit	Varies by pay:		$1,100 to $2,350 per family (including deductible)
Deductible	Varies by pay:		$150 to $600 per person; $300 to $1,200 per family
Employee Contributions	Varies by pay:
	•	EE only:	$30.21 to $81.08 per month ($33.95 to $101.51 eff. 1/1/2006)
	•	EE + I:	$79.16 to $179.85 per month ($86.68 to $220.67 eff. 1/1/2006)
	•	EE + family:	$93.68 to $244.01 per month ($108.68 to $325.70 eff. 1/1/2006)
	•	Additional:	$0 to $86.67 if elect to cover working spouse (with employer-provided coverage)
Mental Health/Chemical Dependency
• Inpatient	30 days per year (in-network: 100%, out-of-network: 80%)
• Outpatient	30 visits per year (in-network: 80% after deductible, out-of-network: 50%)

Preventive Care	Scheduled amounts for specific screenings
Prescription Drug	•	Retail Network:	Generic: $12 to $60 copay
		(21-90 day supply)	Brand: $16* to $80* copay
(employee must file claim forms if out-of-network pharmacy used)
	•	Mail:	Generic: $20 copay
		(90-day supply)	Brand: $36* copay
	•	$2,000/$4,000 out-of-pocket limit
	•	*Employee pays difference between brand and generic if generic available

GE COMPANY CONFIDENTIAL

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Benefit Design Comparison Summary

Benefit	Description

Medical Managed Care	POS
Eligibility	Immediate
Benefit	•	In-network:	100% after $150 ($300 family) copay per admission; $15 copay office visits ($25 specialists)
	•	Out-of-network:	80% after deductible
Limits	$2,500,000 lifetime maximum per person
Out-of-Pocket Limit	•	In-network:	Not applicable
	•	Out-of-network:	Varies by pay from $1,250 to $2,750 per person; $2,500 to $5,500 per family (including deductible)
Deductible	•	In-network:	None
	•	Out-of-network:	Varies by pay from $250 to $850 per person; $500 to $1,700 per family

Employee Contributions	Varies by pay:
	•	EE only:	$21.04 to $71.95 per month ($22.69 to $90.29 eff. 1/1/2006)
	•	EE + 1:	$50.38 to $151.11 per month ($53.73 to $187.76 eff. 1/1/2006)
	•	EE + family:	$59.12 to $209.45 per month ($65.77 to $282.79 eff. 1/1/2006)
	•	Additional:	$0 to $86.67 if elect to cover working spouse (with employer-provided coverage)
Mental Health/Chemical Dependency
• Inpatient	30 days per year (in-network: 100%, out-of-network 80%)
• Outpatient	30 visits per year (in-network: 100% after $15 copay, out-of-network: 50%)
Preventive Care	•	In-network:	$0 or $15 copay;
	•	Out-of-network:	80% after deductible or not covered
Prescription Drug	•	Retail Network:	Generic: $12 to $60 copay
		(21-90 day supply)	Brand: $16* to $80* copay
(employee must file claim forms if out-of-network pharmacy used)
	•	Mail:	Generic: $20 copay
		(90-day supply)	Brand: $36* copay
	•	$2,000 / $4,000 out-of-pocket limit
* Employee pays difference between brand and generic if generic available

GE COMPANY CONFIDENTIAL

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Benefit Design Comparison Summary

Benefit	Description

Dental Plan
• Eligibility	Immediate
Benefit		Standard	Premium
	(2005 schedule)
	Diagnostic & Prev.	100% Target	100%
	Restorative	50% Target	80%
	Major	50% Target	50%
	Surgery	80% R & C	80%
	Orthodontia	50%	50%
	(children < 19 only)
Deductible		None	None
Maximums	Annual	$2,000	$2,000
	(restorative and major only)	biennial	annual
	Orthodontia	$2,000	$2,000
		per person per lifetime
Employee Contributions		None	$6, $12, $18

Vision
Benefit	Schedule amounts for exams, lenses, and frames (discounts available from network providers)
Employee Contributions	Included with medical

Spending Accounts
Health Care	$5,000 maximum per year
Dependent Care	$5,000 maximum per year

Long-Term Care
Benefit	$50 to $250 daily benefit for nursing home, assisted living, and respite care for employee, spouse, parents, or parents-in-law
Employee Contributions	Varies by age and benefit level; employee-pay-all

Personal Excess Liability
Eligibility	Immediate
Benefit	$1, $2, $3, or $5 million liability insurance over underlying coverage — property damage or personal injury to others
Employee Contributions

GE COMPANY CONFIDENTIAL

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Benefit Design Comparison Summary

Benefit	Description

Postretirement Medical Pre-65
Eligibility	Age 60 & 10 years of service
Benefits	Same as active employees (including dental)
Retiree Contributions	Based on pay at retirement:
Medical Benefits (Indemnity)
	•	Retiree only:	$27.26 to $53.34 per month
	•	Retiree + family:	$73.29 to $124.37 per month
Health Care Preferred Benefits (POS)
	•	Retiree only:	$21.04 to $47.12 per month
	•	Retiree + family:	$50.38 to $101.46 per month
Postretirement Medical Post-65
Eligibility for Company-Paid	Same as pre-65
Benefits	Prescription Drug Plan plus Medicare Supplement: Part A Partial Fill-in Plan
Retiree Contributions	None, 100% company-paid (retirees with 10-14 years of service pay 25% of plan cost) (medical credit if opt out of coverage)
Eligibility for Optional Plans	Same as pre-65
Benefits	Medicare Supplement Part A and B Partial Fill-in Plans
Retiree Contributions	100% retiree-paid ($8.50 and $81 per person per month)
Postretirement Life Insurance
Eligibility	Age 60 & 10 years of service
Benefit (Employer-Paid)	•	60-6	2.5 × salary
		62	2.0 × salary
		63	1.5 × salary
		64	1.0 × salary
		65+	0.5 × salary (maximum $50,000)
	•	Employees with less than 15 years of service are eligible for 1/2 of the scheduled amount up to a maximum of $25,000
Benefit (Optional)	1, 2, or 3 × pay with reductions at ages 65, 70, and 75. Ultimate benefit 30% of initial amount
Employee Contributions	Age 60-64: $70; Age 65+: $1.31 per $1,000

GE COMPANY CONFIDENTIAL

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Benefit Design Comparison Summary

Benefit	Description

Job Security Benefits
Eligibility	1 year of service
Layoff Benefits (eligibility based on plan definition of Layoff Benefits)	•	< 15 years: 1week of pay for each full year of service plus 1 day of pay for each additional 11-week increment of a fractional year of continuous service (maximum 4 days of pay)
	•	15+ years: 1.5 weeks pay for each full year of service plus 1.5 days of pay for each additional 11-week increment of a fractional year of continuous service (maximum 6 days of pay)
	•	Minimum 1 week of pay
	•	Continuation of certain benefits (including medical/dental) for up to 1 year based on plan description

Office Closing Benefits (eligibility based on plan definition of Office Closing Benefits)	•	Under 2 years of continuous service: 1 week per year of service plus 1 days pay for each additional 11 weeks of a fractional year of service (maximum 4 days of pay). The minimum each employee is eligible to receive is 1 week of pay
	•	>2 but <15 years of continuous service: 1.5 weeks pay for each full year of service plus 1.5 days for each additional 11 weeks of a fractional year of service (maximum 6 days of pay). The minimum each employee is eligible to receive is 4 weeks of pay
	•	15+ years of continuous service: 2 weeks pay for each full year of service plus 2 days for each additional 11 weeks of a fractional year of service (maximum 6 days of pay)
	•	Continuation of certain benefits (including medical/dental) for up to I year based on plan description
	•	If within 12 months of reaching age 60 on the office closing termination date, eligible to receive office closing benefits and continuous service will be maintained until you become eligible to retire at age 60 (unless you retire earlier)

Adoption Assistance	Up to $4,000 per adopted child

Holidays	11

Vacation (no carryover)		Exempt		Non-Exempt
		Service	Schedule	Service	Schedule
		1st partial year of hire	Pro-rate portion of 10 days	1 year	10 days
		1-4 years	10 days	5 years	12 1/2 days
		5-9 years	15 days	7 years	15 days
		10-19 years	20 days	15 years	20 days
		20+ years	25 days	20 years	25 days
				30 years	30 days

*  Employees with 15+ years of service as of 12/31/2003 are eligible to earn 30 days of vacation each year once they reach 30 years of service.

Note: Annual vacation eligibility was grandfathered for ATI employees at the time of the acquisition and vacation that was accrued but unused prior to the date of the acquisition was allowed to be carried over.

GE COMPANY CONFIDENTIAL

9

Benefit Design Comparison Summary

Benefit	Description

Personal Business Days	Up to 5 days
Family Care Resource Program	Child Care, Elder Care, and Adoption Referral Services, Education and career counseling for employee and dependents

Tuition Refund	100% for degree-related courses (Note: Interest bearing education loans)

Emergency Aid

Disaster Relief Personal Emergency	Up to $3,000 grant Up to $500 loan or grant

Product Purchase Discount	Schedule discount on GE products purchased for home use

Anniversary Award Program	5th anniversary and every five years thereafter—choice of quality brand-name award from catalog.

GE COMPANY CONFIDENTIAL

10

Schedule 7. l(f)

Vacation, Sick Time and Floating Holidays

Please see Schedule 4.15.

Schedule 8.1(f)

EBITDA

		2003 Financial Statements		2004 Interim Financial Statements	2003 Audit	2004 Review
Consolidated Net Income (including gain from extraordinary items) of the Companies		$1,975,671		$494,245	$	$

Less:
	interest income	2,250		2,399
	gain on sale of assets	[890	]	0
Plus:	(in each case to the extent deducted in the calculation of Consolidated Net Income, but without duplication):
	any provision for income taxes	1,292,610		323,366

	interest expense	736,822		0

	depreciation	491,282		1,015,497

	amortization	48,992		62,136

EBITDA		$4,544,017		$1,892,905	$	$

Schedule 8.2(b)

Consents and Approvals

1.
All authorizations, consents, orders and approvals of all Governmental Authorities

2.
Lucent Technologies Inc. consent to assignment of General Purchase Agreement dated April 11, 2003 (contract number LNM030411ATG00) and Software License Agreement dated March 13, 2003 (contract # LL5CDO)

3.
Lucent Technologies, Inc. release of GE Business Productivity Solutions, Inc., VFS Financing Inc. and all affiliates from obligations under Guaranty letter dated April 7, 2003

4.
Bonds and Letters of Credit to replace those listed on Exhibit A hereto

Exhibit A

Bonds and Letters of Credit
Advanced TelCom, Inc.

I.    BONDS

Entity	Bond #	Amount
Arizona Corporation Commission	Surety Bond #285021684	$10,000
City of Salem, OR	License or Permit Bond #81908727	$100,000
City of Bellingham, WA	License or Permit Bond #81908726	$25,000
City of Tacoma, WA	License or Permit Bond #81908728	$100,000
Board of Commissioners of Thurston County, WA	Surety Bond—Right of Way #81940410	$15,000
City of Yakima, WA	Surety Bond—Right of Way #81940409	$100,000
Pacific Bell	Faithful Performance Bond #81941145	$100,000
State of Oklahoma	Sales Tax Bond #81941144	$500
Washington State Department of Labor and Industries—Contractor's Surety Bond	Continuous Contractor's Surety Bond # 81941142	$12,000
Washington State Department of Labor and Industries—Electric Contractor's Surety Bond	Electrical/Telecommunications Contractor's Bond #81941141	$4,000
State of Delaware	Surety Bond to Provide Telecommunications Services #81941147	$50,000
State of Washington, Department of Transportation	Blanket Bond for Franchises and Permits #81941146	$10,000
Nevada State Contractors Board	Bond #81941143	$30,000
City of Fife, WA	Performance Bond & Performance Guaranty #285021678	$5,000
City of Tacoma, WA	License Bond #6300012	$10,000

II.    LETTERS OF CREDIT

Entity	LOC #	Amount
City of Tacoma, WA	SM200459W	$50,000
City of Olympia, WA	SM200813W	$20,000

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TABLE OF CONTENTS
EXHIBITS AND SCHEDULES
STOCK PURCHASE AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE AND SALE OF THE SHARES
ARTICLE III RELATED MATTERS
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
ARTICLE VI COVENANTS
ARTICLE VII EMPLOYEE MATTERS
ARTICLE VIII CONDITIONS PRECEDENT TO CLOSING; TERMINATION
ARTICLE IX INDEMNIFICATION
ARTICLE X MISCELLANEOUS
Schedule 2.6(b) Retained Assets
Schedule 2.7 Retained Liabilities
Schedule 4.6 Financial Statements
Advanced Telcom, Inc. Consolidated Balance Sheets
Advanced Telcom, Inc. Consolidated Income Statements
Schedule 4.11(a) Leased Real Property
Schedule 4.13 Permits
Schedule 4.13 Advanced TelCom, Inc. Qualifications to do Business (as of 10/6/2004)
Schedule 4.13 Advanced TelCom Franchise Agreements
Schedule 4.13 Environmental Permits
Schedule 4.13 Miscellaneous
Schedule 4.14 Intellectual Property
Schedule 4.15 Labor Matters
Schedule 4.16 Employee Benefit Plans